Exhibit 4.21

AGREEMENT

DATED 4TH AUGUST, 2004

REVOLVING CREDIT FACILITY

For

SYNGENTA AG

arranged by

CITIGROUP GLOBAL MARKETS LIMITED, HSBC BANK plc, BANK OF AMERICA, N.A.,
BBVA IRELAND P.L.C., BNP PARIBAS (SUISSE) SA, CREDIT SUISSE FIRST BOSTON,
LLOYDS TSB BANK PLC., MIZUHO CORPORATE BANK, LTD., and
THE ROYAL BANK OF SCOTLAND PLC

as Mandated Lead Arrangers, together with

DEUTSCHE BANK LUXEMBOURG S.A., MORGAN STANLEY BANK INTERNATIONAL
LIMITED, STANDARD CHARTERED BANK, UBS LIMITED and WESTPAC BANKING
CORPORATION

as Co-Arrangers

and with

HSBC BANK plc

as Agent

HSBC BANK USA, National Association
as U.S. Swingline Agent

and

HSBC BANK plc
as euro Swingline Agent

U.S.$1,500,000,000

ALLEN & OVERY
ALLEN & OVERY LLP
LONDON

THIS AGREEMENT is dated 4th August, 2004

BETWEEN:

(1)	SYNGENTA AG (the Parent);

(2)	THE SUBSIDIARIES OF THE PARENT listed in Part 1 of Schedule 1 as borrowers (the Original Borrowers);

(3)	THE SUBSIDIARIES OF THE PARENT listed in Part 2 of Schedule 1 as guarantors (the Original Guarantors);

(4)	CITIGROUP GLOBAL MARKETS LIMITED, HSBC BANK plc, BANK OF AMERICA, N.A., BBVA IRELAND P.L.C., BNP PARIBAS (SUISSE) SA, CREDIT SUISSE FIRST BOSTON, LLOYDS TSB BANK PLC., MIZUHO CORPORATE BANK, LTD. and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (in this capacity the Mandated Lead Arrangers);

(5)	DEUTSCHE BANK LUXEMBOURG S.A., MORGAN STANLEY BANK INTERNATIONAL LIMITED, STANDARD CHARTERED BANK, UBS LIMITED and WESTPAC BANKING CORPORATION as co-arrangers (in this capacity the Co- Arrangers);

(6)	THE FINANCIAL INSTITUTIONS listed in Part 3 of Schedule 1 as banks;

(7)	HSBC BANK plc as agent (in this capacity the Agent);

(8)	HSBC BANK USA, National Association as U.S. swingline agent (in this capacity the U.S. Swingline Agent); and

(9)	HSBC BANK plc as euro swingline agent (in this capacity the euro Swingline Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acquisition means the acquisition directly or indirectly (whether by one transaction or by a series of related transactions) of any interest whatsoever in the share capital (or equivalent) or the business or undertaking (including, but not limited to, any franchise rights) or assets constituting a separate business, line of business or undertaking of any company or other person.

Additional Borrower means:

(a) any wholly-owned Subsidiary of the Parent incorporated in the United Kingdom, the United States, Switzerland, Luxembourg or the Netherlands; or

(b) any wholly-owned Subsidiary of the Parent incorporated in any other jurisdiction approved in writing by all the Banks,

in each case which becomes a Borrower in accordance with Clause 26.4 Borrowers).

Additional Guarantor means a member of the Group which becomes a Guarantor in accordance with Clause 26.5 (Additional Guarantors).

Advance means a Revolving Advance or a Swingline Advance.

Affiliate for the purposes of this Agreement means a Subsidiary or a holding company (as defined in Section 736 of the Companies Act 1985) of a person and any other Subsidiary of that holding company.

Agent’s Spot Rate of Exchange means the spot rate of exchange as determined by the Agent for the purchase of the relevant Optional Currency in the London foreign exchange market with U.S. Dollars at the relevant time on a particular day.

Agreed Percentage means in relation to a Bank and a Swingline Advance, the amount of its Commitment expressed as a percentage of the Total Commitments.

Anniversary means an anniversary of the Signing Date.

Anti-Terrorism Law means each of:

(a) the Executive Order;

(b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c) the Money Laundering Control Act of 1986, Public Law 99-570; and

(d) any similar law enacted in the United States of America subsequent to the date of this Agreement.

Availability Period means the period from the Signing Date up to and including the Final Maturity Date.

Banks means those financial institutions listed in Part 3 of Schedule 1, including the U.S. Swingline Banks and the euro Swingline Banks and their respective successors and assigns which are for the time being participating in the Facilities.

Borrower means the Parent, each Original Borrower and each Additional Borrower.

Borrower Accession Agreement means a letter substantially in the form of Part 2 of Schedule 5 with such amendments as the Agent may approve or reasonably require.

Borrowers' Agent means the Parent or a wholly owned subsidiary of the Parent as notified by the Parent in writing to the Agent from time to time.

Borrowings means (without double counting) any indebtedness in respect of the following:

(a) money borrowed or raised and debit balances at banks;

(b) any bond, note, loan stock, debenture or similar debt instrument;

(c)	acceptance credit facilities and, for the purposes of Clause 18.5 (Cross default) only, documentary credit facilities;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	finance leases and hire purchase contracts which are required to be capitalised under international accounting standards;

(f)	any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or raising of money but excluding transactions entered into in the ordinary course of business where the duration of such borrowing is less than 90 days;

(g)	for the purposes of Clause 18.5 (Cross default) only, the net amount of any liability under any swap, hedging or similar treasury instrument; and

(h)	guarantees in respect of indebtedness of any person falling within any of paragraphs (a) to (g) (both inclusive) above,

provided that:

(i) any indebtedness owing by one member of the Group to another member of the Group; or

(ii) any indebtedness to be used to refinance other Borrowings (to the extent applied in refinancing those Borrowings within 60 days of being incurred); or

(iii) any Excluded Vendor Financing,

shall not be taken into account as Borrowings.

Business Day means a day (other than a Saturday or Sunday) on which banks and the interbank and foreign exchange markets are open for business in London and:

(a)	if on that day a payment in or a purchase of a currency (other than euros) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euros is to be made, which is also a TARGET Day.

Code means the United States Internal Revenue Code of 1986, as amended and any rule or regulation issued thereunder from time to time in effect.

Combined Swingline Sub-Limit means, subject to paragraph (e) of Clause 7.6 (Miscellaneous provisions), U.S.$500,000,000.

Commitment means:

(a)	in respect of a Bank which is a Bank on the date of this Agreement, the amount in U.S. Dollars set opposite the name of that Bank in Part 3 of Schedule 1 (including its Swingline Commitment, if applicable); and

(b)	in respect of a Bank which becomes a Bank after the date of this Agreement, the amount of any other Bank’s Commitment (including any Swingline Commitment) acquired by it under Clause 26 (Changes to the Parties), in each case to the extent not cancelled or reduced under this Agreement.

Controlled Group means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Obligor, are treated as a single employer under Section 414 (b) or (c) of the Code.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means an Event of Default or an event which, with the giving of notice, determination of materiality or expiry of any grace period (or any combination of the foregoing) in each case specified in Clause 18 (Default), would constitute an Event of Default.

Environment means the environment as defined in Section 1(2) of the Environmental Protection Act 1990.

Environmental Claim means any claim by any person:

(a)	in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b)	that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings.

Environmental Contamination means each of the following and their consequences:

(a)	any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, occupied or used by any member of the Group into any part of the Environment; or

(b)	any accident, fire, explosion or sudden event at any site owned, occupied or used by any member of the Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment.

Environmental Law means all laws, regulations, codes of practice, circulars, guidance notices and the like having legal effect (whether in the United Kingdom or elsewhere) concerning the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

Environmental Licence means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

ERISA means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder from time to time in effect.

EURIBOR means in relation to any Advance or unpaid sum denominated in euros:

(a) the applicable Screen Rate (unless the Advance is a euro Swingline Advance); or

(b) if no Screen Rate is available for the Term of that Advance or overdue amount or the Advance is a euro Swingline Advance, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) or, for a euro Swingline Advance, 11.00 a.m. (London time), in each case on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro or euros means the single currency of the Participating Member States.

euro Swingline Advance means an advance made or to be made by a euro Swingline Bank under the euro Swingline Facility.

euro Swingline Bank means, subject to Clause 26.2 (Transfers by Banks), a Bank listed in Part 5 of Schedule 1.

euro Swingline Commitment means:

(a) in respect of a Bank which is a euro Swingline Bank on the date of this Agreement, the amount in U.S. Dollars set opposite its name in Part 5 of Schedule 1; and

(b) in relation to a Bank which becomes a euro Swingline Bank after the date of this Agreement, the amount of any other Bank’s euro Swingline Commitment acquired by it under Clause 26 (Changes to the Parties), in each case to the extent not transferred, cancelled or reduced under this Agreement.

euro Swingline Facility means the committed euro swingline facility, forming part of the Revolving Credit Facility, referred to in Clause 2.1(c) (Facilities).

euro Swingline Total Commitments means the aggregate for the time being of the euro Swingline Commitments of all the euro Swingline Banks, being U.S.$500,000,000 at the date of this Agreement.

Event of Default means an event specified as such in Clause 18 (Default).

Executive Order means Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

Existing Facility means the U.S.$4,500,000,000 revolving credit facility dated 7th September, 2000 (as amended) between (among others) the Parent and the Agent.

Excluded Vendor Financing means any liability under any Vendor Financing to the extent treated as off balance sheet of the Group by the relevant auditors.

Facility means any of the facilities to draw Revolving Advances, U.S. Swingline Advances or euro Swingline Advances referred to in subclauses 2.1(a), 2.1(b) and 2.1(c) (Facilities) respectively.

Facility Office means the office(s) notified by a Bank to the Agent:

(a) on or before the date it becomes a Bank; or

(b) by not less than five Business Days' notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

Federal Funds Rate means, on any day, the rate per annum determined by the U.S. Swingline Agent to be the Federal Funds Rate (as published by the Federal Reserve Bank of New York) at or about 1.00 p.m. (New York City time) on that day.

Fee Letters means each letter dated on or about the Signing Date:

(a) between the Agent and the Parent in relation to the fee payable under Clause 20.2 (Agent’s fee); and

(b) between the Agent and the Parent in relation to the fee payable under Clause 20.3 (Front-end fees),

in each case setting out the amount of various fees referred to in Clause 20 (Fees).

Final Maturity Date means, subject to Clause 2.7 (Extension Option), the fifth Anniversary.

Finance Document means this Agreement, each Fee Letter, a Novation Certificate, a Borrower Accession Agreement, a Guarantor Accession Agreement or any other document designated as such by the Agent and the Borrowers' Agent.

Finance Party means a Mandated Lead Arranger, a Co-Arranger, a Bank, the Agent, the U.S. Swingline Agent or the euro Swingline Agent.

Group means the Parent and its Subsidiaries.

Guarantor means each of:

(a) the Original Guarantors;

(b) the Additional Guarantors; and

(c) the Parent.

Guarantor Accession Agreement means a deed substantially in the form of Part 3 of Schedule 5 with such amendments as the Agent may approve or reasonably require.

Intellectual Property Rights means all know-how, patents, trade marks, designs and design right, trading names, copyrights (including any copyright in computer software), database rights and other intellectual property rights anywhere in the world (in each case whether registered or not and including all applications for the same).

LIBOR means for the Term of any Advance or overdue amount:

(a) the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Advance or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Advance or overdue amount for a period comparable to that Term.

Luxembourg Borrower means a Borrower which is incorporated in, or has its place of effective management in, Luxembourg.

Majority Banks means, at any time, Banks the sum of the aggregate Original Dollar Amount of whose Advances and undrawn Commitments at that time aggregate more than 66 2/3 per cent. of the sum of the aggregate Original Dollar Amount of all Advances then outstanding and the then undrawn Total Commitments (or if the Total Commitments have been reduced to zero and there are no Advances then outstanding, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction).

Mandatory Cost means in relation to an Advance (other than a U.S. Swingline Advance), the cost of compliance with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Agent in accordance with Schedule 3.

Margin means the percentage rate per annum determined to be the Margin in accordance with Clause 8.5(a) (Margin and commitment fee), as adjusted from time to time in accordance with Clauses 8.5(a) or 8.5(b) (Margin and commitment fee).

Material Subsidiary means:

(a)	any Obligor (other than the Parent); and

(b)	any other Subsidiary of the Parent:

(i) whose unconsolidated gross assets are more than five per cent. of the consolidated gross assets of the Group; or

(ii) whose external turnover is more than five per cent. of the consolidated turnover of the Group; or

(iii) who is nominated in writing to the Agent by the Parent as a Material Subsidiary for the purposes of Clause 18.13 (Cessation of Business),

in the case of (i) and (ii) above, as shown (in the case of any Subsidiary) in the accounts used for preparing the Group consolidation in the most recent annual or semi-annual consolidated financial statements of the Group delivered under Clause 16.2(a) or (b) (Financial Information) and (in the case of the Group) in the most recent annual or semi-annual consolidated financial statements of the Group delivered under Clause 16.2(a) or (b) (Financial Information) after, for this purpose, deducting from each set of figures amounts attributable to minorities. If a Subsidiary which is not a Material Subsidiary on the basis of the most recent such accounts receives a transfer of assets or the right to receive any turnover which, taken together with the existing assets or turnover of that Subsidiary, would satisfy any of the tests in (i) or (ii) above, then that Subsidiary shall also be a Material Subsidiary on and from the date it receives such transfer. If a Material Subs idiary disposes of any assets or the right to receive any turnover such that it would on the basis of the most recent such accounts cease to be a Material Subsidiary, then it shall be excluded as a Material Subsidiary on and from the date the Parent next notifies the Agent of the identity of the Material Subsidiaries under paragraph (d)(ii) of Clause 16.2 (Financial Information).

Maturity Date means the last day of the Term of an Advance.

Multiemployer Plan means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Obligor or any member of the Controlled Group has an obligation to contribute.

New York Business Day means a day (other than a Saturday or Sunday) on which banks are open for business in New York.

Novation Certificate has the meaning given to it in Clause 26.3(a)(i) (Procedure for novations).

Obligor means each Borrower and each Guarantor.

Optional Currency means, in relation to any Advance or proposed Advance, Sterling, euros, Swiss Francs and (subject to such Advances not, at any time, exceeding in aggregate an Original Dollar Amount of US$200,000,000) Japanese Yen and any other currency other than U.S. Dollars which is readily available and freely transferable in the London foreign exchange market in sufficient amounts to fund that Advance.

Original Dollar Amount means:

(a)	the principal amount of an Advance denominated in U.S. Dollars;

(b)	the principal amount of an Advance (other than a euro Swingline Advance) denominated in any other currency, translated into U.S. Dollars on the basis of the Agent’s Spot Rate of Exchange on the date of receipt by the Agent of the Request for that Advance; or

(c)	in respect of a euro Swingline Advance, the principal amount of that euro Swingline Advance translated into U.S. Dollars on the basis of the Agent’s Spot Rate of Exchange on the date of receipt by the euro Swingline Agent of the Request for that Advance.

Original Group Accounts means the audited consolidated financial statements of the Group provided to the Mandated Lead Arrangers on or before the Signing Date for the financial year ended 31st December, 2003.

Original Obligors means the Parent, the Original Borrowers and the Original Guarantors.

Participating Member State means a member state of the European Communities that adopts the euro as its lawful currency under the legislation of the European Union for European Monetary Union.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

Permitted Security Interest means:

(a)	a Security Interest over assets acquired after the Signing Date or assets of a company which becomes a Subsidiary after the Signing Date provided that:

(i) such Security Interest was in existence prior to the date of the acquisition of the asset or company concerned and was not created in contemplation of the acquisition;

(ii) the amount secured by such Security Interest as at the date of acquisition is not thereafter increased and is amortised or redeemed in accordance with scheduled repayments or reductions in effect immediately prior to the date of acquisition; and

(iii) such Security Interest is discharged within six months of the acquisition in question unless the Majority Banks agree in writing otherwise;

(b)	a Security Interest created in the ordinary course of business by a member of the Group by means of a retention of title provision contained in a contract for the supply of goods to that member of the Group;

(c)	liens and other Security Interests created or arising in the ordinary course of business (other than in respect of Borrowings) consistent with past practice of the Group;

(d)	any Security Interest arising in the ordinary course of cash management activities by virtue of any right on the part of any bank to apply any part of any credit balance(s) representing any moneys standing to the credit of any bank account of any member of the Group in the books of such bank in discharge or satisfaction of any part of any debit balance(s) of any bank account of any member of the Group in the books of such bank;

(e)	any Security Interest created over shares in a single purpose company or over the assets of such a company securing Project Finance Borrowings of that company incurred to finance the project undertaken by that company;

(f)	any other Security Interest to which the Agent, acting on the instructions of the Majority Banks, has given its prior written consent; and

(g)	any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding paragraphs) does not exceed U.S.$500,000,000 or its equivalent at any time.

Plan means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by an Obligor or any member of the Controlled Group or with respect to which an Obligor or any member of the Controlled Group may have any liability, and which is subject to coverage under ERISA.

Prime Rate means the prime commercial lending rate for U.S. Dollars from time to time announced by the U.S. Swingline Agent. Each change in the interest rate on a U.S. Swingline Advance which results from a change in the Prime Rate becomes effective on the day on which the change in the Prime Rate becomes effective.

Project Finance Borrowing means any Borrowing to finance a project:
(a)	which is made by a single purpose company (whether or not a member of the Group) whose principal assets and business are constituted by that project and whose liabilities in respect of the Borrowing concerned are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking or support from any member of the Group except security over the shares in that company or as expressly referred to in paragraph (b)(iii) below; or

(b)	in respect of which the person or persons making such Borrowing available to the relevant borrower (whether or not a member of the Group) have no recourse whatsoever to any member of the Group for the repayment of or payment of any sum relating to such Borrowing other than:

	(i)	recourse to the borrower for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such project; and/or

	(ii)	recourse to the borrower for the purpose only of enabling amounts to be claimed in respect of that Borrowing in an enforcement of any Security Interest given by the borrower over the assets comprised in the project (or given by any shareholder in the borrower over its shares in the borrower) to secure that Borrowing or any recourse referred to in (iii) below, provided that (A) the extent of such recourse to the borrower is limited solely to the amount of any recoveries made on any such enforcement, and (B) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Borrowing, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of the borrower or any of its assets (save for the assets the subject of such Security Interest); and/or

	(iii)	recourse to such borrower generally, or directly or indirectly to a member of the Group under any form of completion guarantee, assurance or undertaking, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; or

(c)	which the Majority Banks shall have agreed in writing to treat as a Project Finance Borrowing for the purposes of the Finance Documents.

Qualifying Switzerland Lender means a financial institution which qualifies as a bank pursuant to the laws of the office in which it books the Advances and which carries on a genuine banking activity in the office in which it books Advances in accordance with the explanatory notes of the Swiss Federal Tax Administration No. S-02.128 (1.2000), S-02.122.1 (4.1999) and S-02.123 (9.1986) as amended from time to time.

Rate Fixing Day means:

(a)	the Utilisation Date for a Revolving Advance denominated in Sterling or any Swingline Advance; or

(b)	the second TARGET Day before the Utilisation Date for a Revolving Advance denominated in euros; and

(c)	the second Business Day before the Utilisation Date for a Revolving Advance denominated in any other currency.

Reference Banks means, subject to Clause 26.6 (Reference Banks), the principal London offices of HSBC Bank plc, Citibank, N.A., Bank of America, N.A. and The Royal Bank of Scotland plc.

Regulations T, U and X means, respectively, regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

Request means a request made by a Borrower to utilise a Facility, substantially in the form of Schedule 4.

Requested Amount means the amount requested in a Request.

Restricted Party means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

Revolving Advance means any Advance made under the Facilities (other than a Swingline Advance). Rollover Advance means one or more Revolving Advances:

(a)	to be made on the same day that a maturing Revolving Advance is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Advance;

(c)	in the same currency as the maturing Revolving Advance; and

(d)	to be made for the purpose of refinancing a maturing Revolving Advance.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Agent. If the relevant page is replaced or the service ceases to be available, the Agent (after consultation with the Parent and the Banks) may specify another page or service displaying the appropriate rate.

Security Interest means any mortgage, charge, pledge, lien or other security interest securing any obligation of any person.

Signing Date means the date of this Agreement.

Single Employer Plan means a Plan which is maintained by any Obligor or any member of the Controlled Group for employees of the Parent or any member of the Controlled Group.

Subsidiary means:

(a)	a subsidiary within the meaning of Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985 (as inserted by Section 21 of the Companies Act 1989).

Swingline Advance means an advance made or to be made by a U.S. Swingline Bank or a euro Swingline Bank under a Swingline Facility.

Swingline Agent means the U.S. Swingline Agent or the euro Swingline Agent or both of them.

Swingline Bank means a U.S. Swingline Bank or a euro Swingline Bank.

Swingline Commitment means a U.S. Swingline Commitment or a euro Swingline Commitment.

Swingline Facility means the U.S. Swingline Facility or the euro Swingline Facility or both of them.

Swiss Borrower means a Borrower who qualifies as Swiss resident (Inländer) according to Article 9 of Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (as amended from time to time).

TARGET Day means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system is open for the settlement of payments in euros.

Term means the period selected by a Borrower in a Request for which the relevant Advance is to be outstanding.

Total Commitments means the aggregate of the Commitments (including the Swingline Commitments) from time to time, being US$1,500,000,000 at the Signing Date.

UK or United Kingdom means the United Kingdom of Great Britain and Northern Ireland.

UK Resident Borrower means a Borrower resident in the UK for the purposes of UK taxation.

United States means the United States of America.

U.S. Borrower means a Borrower incorporated or organised under the laws of the United States or any State of the United States (including the District of Columbia).

U.S. Guarantor means a Guarantor incorporated or organised under the laws of the United States or any State of the United States (including the District of Columbia).

U.S. Obligor means a U.S. Guarantor or a U.S. Borrower.

U.S. Swingline Advance means an advance made or to be made by a U.S. Swingline Bank under the U.S. Swingline Facility.

U.S. Swingline Bank means, subject to Clause 26.2 (Transfers by Banks), a Bank listed in Part 4 of Schedule 1.

U.S. Swingline Commitment means:

(a)	in respect of a Bank which is a U.S. Swingline Bank on the Signing Date, the amount in U.S. Dollars set opposite its name in Part 4 of Schedule 1; and

(b)	in relation to a Bank which becomes a U.S. Swingline Bank after the Signing Date, the amount of any other Bank’s U.S. Swingline Commitment acquired by it under Clause 26 (Changes to the Parties),

in each case to the extent not transferred, cancelled or reduced under this Agreement.

U.S. Swingline Facility means the committed U.S. Dollar swingline facility, forming part of the Revolving Credit Facility, referred to in Clause 2.1(b) (Facilities).

U.S. Swingline Rate means, on any day, the higher of:

(a)	the Prime Rate; and

(b)	the aggregate of the Federal Funds Rate and 0.50 per cent. per annum,

on that day.

U.S. Swingline Total Commitments means the aggregate for the time being of the U.S. Swingline Commitments of all the U.S. Swingline Banks, being U.S.$500,000,000 at the Signing Date.

Utilisation Date means the date for the making of an Advance.

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

Vendor Financing means any programme or arrangement established or maintained by the Group for the purpose of raising finance by way of sale, granting security or other dealing with agrichemical revenues of the Group.

1.2	Construction

	(a)	In this Agreement, unless the contrary intention appears, a reference to:

		(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended is to be construed accordingly;

assets includes present and future properties, revenues and rights of every description;

an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

borrowing includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

know your customer requirements is a reference to the checks that a Finance Party requests in order to meet its obligations under applicable money laundering regulations to identify a person who is (or is to become) its customer;

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

			(A)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

			(B)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; and

			(C)	not withstanding subparagraph (A) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate;

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

a reference to the currency of a country is to the lawful currency of that country for the time being, £ and Sterling is a reference to the lawful currency of the United Kingdom for the time being and US$ and U.S. Dollars is a reference to the lawful currency of the United States for the time being;

		(ii)	a provision of a law is a reference to that provision as amended or re-enacted;

		(iii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

		(iv)	a person includes its successors and assigns;

		(v)	words imparting the singular include the plural and vice versa;

(vi) a Finance Document or another document is a reference to that Finance Document or that other document as amended, novated or supplemented; and

(vii) unless otherwise specified, a time of day is a reference to London time.

	(b)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

	(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

	(d)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

	(e)	A Default is continuing if it has not been remedied or waived.

2.	THE FACILITIES

2.1	Facilities

The Banks grant to the Borrowers the following facilities:

	(a)	a committed multicurrency revolving credit facility, to be designated as the Revolving Credit Facility, under which the Banks will, when requested by a Borrower, make cash advances in U.S. Dollars or Optional Currencies to that Borrower on a revolving basis during the Availability Period;

	(b)	a committed U.S. Dollar swingline advance facility (which is a sub-division of the Revolving Credit Facility) under which the U.S. Swingline Banks will, when requested by a Borrower, make to that Borrower U.S. Swingline Advances during the Availability Period; and

	(c)	a committed euro swingline advance facility (which is a sub-division of the Revolving Credit Facility) under which the euro Swingline Banks will, when requested by a Borrower, make to that Borrower euro Swingline Advances during the Availability Period, in all cases subject to the terms of this Agreement.

2.2	Overall facility limits

	(a)	The Swingline Facilities are not independent of the Revolving Credit Facility. The aggregate Original Dollar Amount of all outstanding Advances under the Revolving Credit Facility (including Swingline Advances) shall not at any time exceed the Total Commitments.

	(b)	The aggregate Original Dollar Amount of all outstanding Advances:

(i) under the Revolving Credit Facility, shall not at any time exceed the Total Commitments at that time;

		(ii)	under the U.S. Swingline Facility, shall not at any time exceed the U.S. Swingline Total Commitments at that time;

		(iii)	under the euro Swingline Facility, shall not at any time exceed the euro Swingline Total Commitments at that time; and

		(iv)	under the U.S. Swingline Facility and the euro Swingline Facility, shall not at any time exceed the Combined Swingline Sub-Limit at that time.

	(c)	The aggregate Original Dollar Amount of:

		(i)	Revolving Advances made by a Bank and, if applicable, that Bank’s U.S. Swingline Affiliates (if any) and euro Swingline Affiliates (if any), outstanding Swingline Advances, shall not at any time exceed its Commitment at that time;

		(ii)	U.S. Swingline Advances made by a U.S. Swingline Bank shall not at any time exceed its U.S. Swingline Commitment at that time; and

		(iii)	euro Swingline Advances made by a euro Swingline Bank shall not at any time exceed its euro Swingline Commitment at that time.

	(d)	For the purposes of this Agreement:

		(i)	a euro Swingline Bank is a euro Swingline Affiliate of a Bank if:

			(A)	it is the same legal entity as that Bank; or

			(B)	it is an Affiliate of that Bank and that Bank has notified the Agent that such euro Swingline Bank is its euro Swingline Affiliate; and

		(ii)	a U.S. Swingline Bank is a U.S. Swingline Affiliate of a Bank if:

			(A)	it is the same legal entity as that Bank; or

			(B)	it is an Affiliate of that Bank and that Bank has notified the Agent that such U.S. Swingline Bank is its U.S. Swingline Affiliate.

2.3	Number of Requests and Advances

No more than one Request (other than Requests for Swingline Advances only) may be delivered on any one day but that Request may specify any number and type of Advances from the Revolving Credit Facility, the U.S. Swingline Facility, the euro Swingline Facility or all of them.

2.4	Nature of a Finance Party’s rights and obligations

	(a)	The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

	(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.5	Borrowers’ Agent

Each Obligor irrevocably authorises and instructs the Borrowers' Agent to give and receive as agent on its behalf all notices (including Requests) and sign all documents in connection with the Finance Documents on its behalf and take such other action as may be necessary or desirable under or in connection with the Finance Documents and confirms that it will be bound by any action taken by the Borrowers' Agent under or in connection with the Finance Documents.

2.6	Actions of Borrowers' Agent

The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

	(a)	any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by the Borrowers' Agent;

	(b)	the Borrowers’ Agent performing any action specified in Clause 2.5 above; or

	(c)	the failure (or purported failure) by or inability (or purported inability) of the Borrowers’ Agent to inform any Obligor of receipt by it of any notification under this Agreement.

2.7	Extension Option

	(a)	The Parent may request (an Extension Request) that the Final Maturity Date be extended for a further period of 12 months from the then current Final Maturity Date by giving notice to the Agent no more than 60 days, and not less than 30 days, before each of the first Anniversary and the second Anniversary.

	(b)	Upon receipt of an Extension Request, the Agent shall promptly notify each Bank. If all of the Banks agree to the Extension Request by the date falling 10 days before the relevant Anniversary, the Final Maturity Date will be extended for a further period of 12 months from the then current Final Maturity Date.

	(c)	No more than two Extension Requests may be given and any such request is irrevocable.

	(d)	For the avoidance of doubt, the Final Maturity Date cannot be after the seventh Anniversary.

2.8	Joint Commitment

The Parties acknowledge that Morgan Stanley Bank International Limited shall perform all its obligations in respect of Advances made or to be made to any U.S. Borrower through Morgan Stanley Bank.

3.	PURPOSE

	(a)	Each Advance will be applied for general corporate purposes of the Group (including refinancing indebtedness under any note or other instruments maturing under a commercial paper programme of the Group), provided that a Swingline Advance may only be used to refinance such commercial paper indebtedness and may not be applied in or towards refinancing any other Swingline Advance.

	(b)	Without affecting the obligations of any Borrower in any way, no Finance Party is bound to monitor or verify the application of the proceeds of any Advance.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The obligations of each Finance Party to any Borrower under this Agreement are subject to the condition precedent that the Agent has notified the Parent and the Banks that it has received all of the documents set out in Part 1 of Schedule 2 in form and substance satisfactory to the Agent.

4.2	Further conditions precedent

The obligations of each Bank to participate in an Advance are subject to the further conditions precedent that on the date of the Request for the Advance and on the date on which the relevant amount is to be advanced:

	(a)	the representations and warranties in Clause 15 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the relevant advance is made;

	(b)	no Default or, in the case of a Rollover Advance, no Event of Default is outstanding or would result from the making of the relevant advance; and

	(c)	the making of the relevant Advance would not cause Clause 2.2 (Overall facility limits) to be contravened.

5.	ADVANCES

5.1	Receipt of Requests

	(a)	Subject to subclause (c) below, a Borrower may borrow Revolving Advances if the Agent receives, not later than 3.00 p.m. on the third Business Day before the proposed Utilisation Date, or, in the case of Advances in Sterling, not later than 3.00 p.m. on the Business Day before the proposed Utilisation Date, a duly completed Request, copied to the U.S. Swingline Agent and the euro Swingline Agent.

	(b)	A Borrower may borrow U.S. Swingline Advances if the U.S. Swingline Agent receives, not later than 11.00 a.m. (New York City time) on the proposed Utilisation Date, a duly completed Request, copied to the Agent and the euro Swingline Agent.

	(c)	A Borrower may borrow euro Swingline Advances if the euro Swingline Agent receives, not later than 10.00 a.m. (London time) on the proposed Utilisation Date, a duly completed Request, copied to the Agent and the U.S. Swingline Agent.

5.2	Completion of Requests for Revolving Advances

A Request for Revolving Advances will not be regarded as having been duly completed unless:

	(a)	it identifies the relevant Borrower;

	(b)	the Utilisation Date is a Business Day falling during the Availability Period;

	(c)	only one currency is specified for each separate Advance and the Requested Amount for each separate Advance is in a minimum Original Dollar Amount of U.S.$10,000,000;

	(d)	only one Term for each separate Advance is specified which:

		(i)		does not overrun the Final Maturity Date; and

		(ii)		is a period of one month, two, three or six months (or such other period as all the Banks may previously have agreed for the purposes of such Advance); and

	(e)	the payment instructions comply with Clause 9.1 (Place of Payment).

5.3	Completion of Requests for Swingline Advances

A Request for Swingline Advances will not be regarded as having been duly completed unless:

	(a)	it identifies the relevant Borrower;

	(b)	the Utilisation Date is:

		(i)		for U.S. Swingline Advances, a New York Business Day; or

		(ii)		for euro Swingline Advances, a TARGET Day,

in each case falling before the Final Maturity Date;

	(c)	it is specified that the Swingline Advances are to be made:

		(i)		in U.S. Dollars under the U.S. Swingline Facility; or

		(ii)		in euros under the euro Swingline Facility;

	(d)	the Requested Amount is:

	(c)	it is specified that the Swingline Advances are to be made:

		(i)		for U.S. Swingline Advances, a minimum amount of U.S.$10,000,000 or such other amount as the U.S. Swingline Agent and the relevant Borrower may agree; or

		(ii)		for euro Swingline Advances, a minimum amount of euro10,000,000 or such other amount as the euro Swingline Agent and the relevant Borrower may agree;

	(e)	only one Term is specified, which:

		(i)		does not overrun the Final Maturity Date; and

		(ii)		is a period:

			(A)	for U.S. Swingline Advances, not exceeding 5 New York Business Days (and ends on a New York Business Day); or

	(B)	for euro Swingline Advances, not exceeding 5 TARGET Days (and ends on a TARGET Day); and

(f) the payment instructions comply with Clause 9.1 (Place of Payment).

5.4	Amount of each Bank’s Advance

The amount of a Bank’s Advance will be the proportion of the Requested Amount which:

(a) in the case of a Revolving Advance, its Commitment bears to the Total Commitments;

(b) in the case of a U.S. Swingline Advance, its U.S. Swingline Commitment bears to the U.S. Swingline Total Commitments; and

(c) in the case of a euro Swingline Advance, its euro Swingline Commitment bears to the euro Swingline Total Commitments,

in each case on the date of receipt of the relevant Request.

5.5	Notification of the Banks

The Agent (or, in the case of Swingline Advances, the relevant Swingline Agent) shall promptly notify each Bank (or, as the case may be, relevant Swingline Bank) of the details of the requested Advances and the amount of its participation in such Advances.

5.6	Payment of Proceeds

Subject to the terms of this Agreement, each Bank (or, as the case may be, Swingline Bank) shall make its Advance available to the Agent (or, in the case of Swingline Advances, the relevant Swingline Agent) for the Borrower concerned for value on the relevant Utilisation Date.

6.	REPAYMENT

6.1	Repayment of Revolving Advances

Each Borrower shall repay each Revolving Advance made to it in full on its Maturity Date to the Agent for the relevant Banks but since the Revolving Credit Facility is available on a revolving basis amounts repaid may be reborrowed subject to the terms of this Agreement. No Revolving Advance may be outstanding after the Final Maturity Date.

6.2	Repayment of Swingline Advances

(a) Each Borrower shall repay each Swingline Advance made to it on its Maturity Date to the relevant Swingline Agent for the relevant Swingline Banks. No Swingline Advance may be outstanding after the Final Maturity Date.

(b) Each Swingline Advance shall be repaid on its Maturity Date in accordance with paragraph (a) above. In the event that a Swingline Advance is not so repaid each Bank will within four Business Days of a demand to that effect from the relevant Swingline Agent pay to that Swingline Agent on behalf of the relevant Swingline Banks an amount equal to its Agreed Percentage of the principal of such Swingline Advance and accrued interest (including default interest) thereon to the date of actual payment by such Bank. The relevant Borrower shall forthwith reimburse the Banks (through the Agent) in full for each payment made by the Banks under this paragraph (b). Each amount the relevant Borrower is required to reimburse to the Banks under this paragraph (b) shall be deemed to be an overdue amount (as defined in Clause 8.3(a) (Default Interest)) which fell due for payment by the relevant Borrower on the day on which the payment by the Banks giving rise to the reimbursement obligation was made and shall accrue default interest under Clause 8.3 accordingly.

7.	PREPAYMENT AND CANCELLATION

7.1	Automatic Cancellation of Total Commitments

The Commitment of each Bank (including the Swingline Commitment of each Swingline Bank) shall be automatically cancelled at the close of business in London (or, in the case of the U.S. Swingline Total Commitments, New York) on the Final Maturity Date.

7.2	Voluntary Cancellation

The Borrowers’ Agent may, by giving not less than five Business Days’ prior written notice to the Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in an aggregate minimum amount of U.S.$10,000,000). Any cancellation in part shall be applied against the Commitment of each Bank pro rata.

7.3	Voluntary prepayment

(a) Any Borrower may, by giving not less than five Business Days’ prior written notice to the Agent in the case of Revolving Advances or, in the case of Swingline Advances, at any time, prepay the whole or (for Revolving Advances only) any part of the Advances made to it (but if in part in an aggregate minimum Original Dollar Amount, taking all prepayments made by all the Borrowers on the same day together, of U.S.$10,000,000).

(b) Any voluntary prepayment made under paragraph (a) above will be applied against all the relevant Advances of all the relevant Banks pro rata.

7.4	Change of Control

(a) If any Borrower (other than the Parent if it is a Borrower) ceases to be a Subsidiary of the Parent it shall forthwith prepay all Advances made to it and thereupon cease to be a Borrower.

(b) The Parent must promptly notify the Agent if it becomes aware that any person or group of persons acting in concert have gained control of the Parent.

(c) After notification under paragraph (b) above, if a Bank so requires the Agent shall by 30 days notice to the Parent:

(i) cancel the Commitments of that Bank; and

(ii) declare the participation of that Bank in all outstanding Advances, together with accrued interest and all other amounts accrued under the Finance Documents to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

(d) In paragraph (b) above:

control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988; and

acting in concert has the meaning given to it in the City Code on Takeovers and Mergers.

7.5	Right of prepayment and cancellation

If any Borrower is required to pay or is notified by any Bank in writing that it will be required to pay any amount to a Bank under Clause 10 (Taxes) or Clause 12 (Increased Costs), or if circumstances exist such that a Borrower will be required to pay any amount to a Bank under Clause 10 (Taxes), the Borrowers’ Agent may, whilst the circumstances giving rise or which will give rise to the requirement continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling five Business Days after the date of service of the notice:

(a) each Borrower shall prepay all outstanding Advances made to it by that Bank; and

(b) the Bank’s Commitment (including its Swingline Commitments (if any)) shall be permanently cancelled on the date of service of the notice.

7.6	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of that prepayment (including, but not limited to, any amounts payable under Clause 23.2(c) (Other indemnities) if not made on the Maturity Date of the relevant Advance).

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	Subject to the terms of this Agreement, any amount prepaid under Clause 7.3 (Voluntary prepayment) may be reborrowed. No amount of the Total Commitments (including the Swingline Commitments) cancelled under this Agreement may subsequently be reinstated.

(e)	Whenever part of the Total Commitments is cancelled, the Swingline Commitments shall not be cancelled unless:

(i) the amount of the Combined Swingline Sub-Limit would exceed the Total Commitments after such cancellation; or

(ii) a Swingline Commitment of any Swingline Bank would exceed its Commitment after such cancellation.

In any such case:

(iii) the U.S. Swingline Total Commitments, euro Swingline Total Commitments and the Combined Swingline Sub-Limit shall, at the same time as the cancellation of the Total Commitments takes effect, be cancelled or reduced (as applicable) by such amount as is necessary to ensure that after the relevant cancellation of the Total Commitments each of the U.S. Swingline Total Commitments, euro Swingline Total

Commitments and the Combined Swingline Sub-Limit does not exceed the Total Commitments; and

		(iv)	the Swingline Commitments of each Swingline Bank shall, at the same time as the cancellation of the Total Commitments takes effect, be cancelled by such amount as is necessary to ensure that after the relevant cancellation of the Total Commitments, each Swingline Commitment of each Bank does not exceed that Bank’s Commitment.

8.	INTEREST

8.1	Interest rate for Advances

	(a)	The rate of interest on each Advance (other than a U.S. Swingline Advance) for its Term is the rate per annum determined by the Agent to be the aggregate of the applicable:

		(i)	Margin;

		(ii)	(A) LIBOR (in the case of an Advance denominated in a currency other than euros); and

(B) EURIBOR (in the case of an Advance denominated in euros); and

		(iii)	Mandatory Cost and other similar reserve asset costs, if any.

	(b)	The rate of interest on each U.S. Swingline Advance during its Term is the rate per annum determined by the U.S. Swingline Agent to be the aggregate of the U.S. Swingline Rate for each day during its Term.

8.2	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Advance is payable by the relevant Borrower on its Maturity Date and also, in the case of any Advance with a Term longer than six months, at six monthly intervals after its Utilisation Date for so long as the Term is outstanding.

8.3	Default interest

	(a)	If an Obligor fails to pay any amount payable by it under any Finance Document (an overdue amount), it shall forthwith on demand by the Agent or, as the case may be, a Swingline Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the default rate) determined by the Agent or, as the case may be, the relevant Swingline Agent to be one per cent. per annum above the higher of:

		(i)	the rate on the overdue amount under Clause 8.1 (Interest rate for Advances) immediately before the due date (in the case of principal); and

		(ii)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance at the highest Margin applicable at the time in the currency of the overdue amount for Terms of such duration as the Agent may determine (each a Designated Term).

	(b)	The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

	(c)	If the Agent or, as the case may be, a Swingline Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent or, as the case may be, the relevant Swingline Agent from whatever sources it selects after consultation with the Reference Banks.

	(d)	Default interest will be compounded at the end of each Designated Term.

8.4	Notification of rates of interest

The Agent or, as the case may be, the relevant Swingline Agent will promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.5	Margin and commitment fee

	(a)	Subject to the following provisions of this Clause, the Margin for each Advance (other than a U.S. Swingline Advance) will be 0.25 per cent. per annum, and the commitment fee referred to in Clause 20.1 (Commitment Fee) will be 0.0875 per cent. per annum.

	(b)	The applicable Margin for all Advances and the commitment fee referred to in Clause 20.1 (Commitment fee) will each be adjusted in accordance with paragraphs (c) and (d) below to the percentage rate per annum specified in Column 1 or Column 2 respectively as set out below opposite the long term credit rating assigned to the Parent by Moody’s Investors’ Services, Inc. (Moody’s) and Standard & Poor’s Corporation (S&P) specified in Column 3 below (or in the case of a split rating where Clause 8.5(c) below applies where applicable on the equivalent from a third rating agency):

		Column 3
Column 1	Column 2	Credit Rating
Applicable Margin %	Commitment Fee %	(Moody’s/S&P)
0.20	0.07	A1/A+ or higher
0.225	0.07875	A2 /A
0.25	0.0875	A3 /A-
0.30	0.105	Baal/BBB+ or lower

(c)	If at any time the long term credit rating assigned to the Parent by Moody’s and S&P is split, the Margin or commitment fee (as applicable) shall be calculated on the lower of the two ratings unless the difference is greater than one notch, in which case the Margin or commitment fee (as applicable) shall be calculated on the rating one notch above the lower of the two ratings. If there is a split rating the Parent may seek a third rating in which case:

	(i)	the rating must be from Fitch Limited or an internationally recognised rating agency approved by the Majority Banks;

	(ii)	if the Agent determines the third rating is equivalent to the rating of one or other of Moody’s or S&P then the Margin or commitment fee (as applicable) will be calculated on that rating; and

(iii) if the third rating is in between (or below) the ratings of Moody’s and S&P the Margin or commitment fee (as applicable) will be calculated on the basis of the rating in the middle.

(d) Any adjustment pursuant to paragraph (b) or (c) above shall not apply to the Margin with respect to any Advance then outstanding but shall only apply to Advances, the Term of which starts on or after:

(i) the date of confirmation by either Moody’s or S&P, whichever is the later, in the case of any increase to the long term credit rating of the Parent; or

(ii) the date of announcement by either Moody’s or S&P, whichever is the earlier, in the case of any decrease in the long term credit rating of the Parent.

(e) Promptly after becoming aware of the same, the Parent shall inform the Agent in writing if any of the circumstances contemplated by paragraphs (c) or (d) above arise.

8.6	Minimum interest

(a) By entering into this Agreement, the Parties have assumed that interest payments to be made under this Agreement at the rate set out in this Agreement are and will not become subject to Swiss Anticipatory Tax (Verrechnungssteuer). Therefore, each Borrower acknowledges and agrees that the rate of interest as determined under this Agreement constitutes a minimum rate of interest which, if Swiss Anticipatory Tax should apply, shall be adjusted so that the amount of interest payment due from that Borrower shall be increased to an amount which (after making the deduction of Swiss Anticipatory Tax) leaves the Finance Parties entitled to such interest payment with an amount equal to the payment which would have been due if no deduction of Swiss Anticipatory Tax had been required. For such purpose, the Swiss Anticipatory Tax shall be calculated on the full (grossed-up) interest amount.

(b) In addition each Borrower undertakes to provide the Agent (acting on behalf of the Finance Parties) with the documents reasonably necessary under any law or double taxation treaty for the availability of any relief from the Swiss Anticipatory Tax.

9.	PAYMENTS

9.1	Place of Payment

All payments by an Obligor or a Bank under this Agreement shall be made to the Agent or (if the payment relates to U.S. Swingline Advances) the U.S. Swingline Agent or (if the payment relates to euro Swingline Advances) the euro Swingline Agent to its account at such office or bank in the principal financial centre of the country of the currency concerned (or, in the case of euros, the principal financial centre of a Participating Member State or London) as it may notify to the Obligor or Bank for this purpose.

9.2	Funds

Payments under this Agreement to the Agent or, as the case may be, a Swingline Agent shall be made for value on the due date at such times and in such funds as the Agent or, as the case may be, the relevant Swingline Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

9.3	Distribution

	(a)	Each payment received by the Agent or, as the case may be, a Swingline Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent or, as the case may be, the relevant Swingline Agent to that Party by payment (on the date of value of receipt and in the currency and funds of receipt) to its account with such bank in the principal financial centre of the country of the relevant currency (or, in the case of euros, in the principal financial centre of a Participating Member State or London) as it may notify to the Agent or, as the case may be, the relevant Swingline Agent for this purpose by not less than five Business Days' prior notice.

	(b)	The Agent or, as the case may be, a Swingline Agent may apply any amount received by it from an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

	(c)	Where a sum is to be paid under this Agreement to the Agent or, as the case may be, a Swingline Agent for the account of another Party, the Agent or, as the case may be, the relevant Swingline Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent or, as the case may be, the relevant Swingline Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent or, as the case may be, the relevant Swingline Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent or, as the case may be, the relevant Swingline Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate reasonably determined by the Agent or, as the case may be, the relevant Swingline Agent to reflect its cost of funds.

9.4	Currency

	(a)	A repayment or prepayment of an Advance is payable in the currency in which the Advance is denominated.

	(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

	(c)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

	(d)	Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in U.S. Dollars.

	(e)	If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(ii) any translation from one currency or currency unit to another shall be at the official conversion rate recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent acting reasonably.

	(f)	If a change in the currency recognised by the central bank of any country as the lawful currency (or one of the lawful currencies) of that country occurs, this Agreement will be amended to the extent the Agent and the Parent agree (such agreement not to be unreasonably withheld) to be necessary to reflect the change in currency and to put the Banks and the Obligors in the same position, as far as possible, that they would have been in if no change in currency had occurred.

9.5	Set-off and counterclaim

All payments made by an Obligor under this Agreement shall be made without set-off or counterclaim.

9.6	Non-Business Days

	(a)	If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

	(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

9.7	Partial payments

	(a)	If the Agent or, as the case may be, a Swingline Agent receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under this Agreement, the Agent or, as the case may be, that Swingline Agent shall apply that payment towards the obligations of the Obligors under this Agreement in the following order:

(i) first, in or towards payment pro rata of any unpaid costs, fees and expenses of the Agent, the U.S. Swingline Agent and the euro Swingline Agent under this Agreement;

(ii) secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 20 (Fees);

(iii) thirdly, in or towards payment pro rata of any interest due but unpaid under this Agreement;

(iv) fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(v) fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

	(b)	The Agent or, as the case may be, a Swingline Agent, shall, if so directed by all the Banks, vary the order set out in subparagraphs (ii) to (v) above. The Agent or, as the case may be, the relevant Swingline Agent, shall notify the Borrowers' Agent of any such variation.

	(c)	Paragraphs (a) and (b) of this Clause 9.7 (Partial payments) shall override any appropriation made by any Obligor.

10.	TAXES

10.1	Definitions

In this Agreement:

Obligor’s Tax Jurisdiction means, in relation to an Obligor, the jurisdiction in which that Obligor is resident for Tax purposes.

Qualifying Bank means a Bank which is:

(a) in respect of an Advance to a UK Resident Borrower, a UK Lender or a Treaty Lender;

(b) in respect of an Advance to a Swiss Borrower, a Qualifying Switzerland Lender or a Treaty Lender;

(c) in respect of an Advance to a Luxembourg Borrower, any Bank;

(d) in respect of an Advance with respect to a U.S. Obligor, a U.S. Lender, a US Branch Lender, or a Treaty Lender;

(e) in respect of an Advance to a Borrower which is not a UK Resident Borrower, a Swiss Borrower or a U.S. Borrower, any Bank.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Taxes Act means the Income and Corporation Taxes Act 1988.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

Treaty Lender means a Bank which is beneficially entitled to interest payable to it in respect of an Advance and which (as regards the relevant Obligor):

(a) is treated as resident (as defined in the appropriate double taxation agreement) in a country with which the relevant Obligor’s Tax Jurisdiction has a double taxation agreement giving residents of that country full exemption from Tax on interest; and

(b) does not carry on a business in that Obligor’s Tax Jurisdiction through a permanent establishment with which the relevant payment is effectively connected.

UK Lender means a Bank which is within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on an Advance made by a person that was a bank for the purposes of section 349 of the Taxes Act (as currently defined in section 840A of the Taxes Act) at the time the Advance was made.

U.S. Branch Lender means a Bank that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code and that is entitled to receive payments under the Finance Documents without deduction or withholding of any United States Taxes because those payments are effectively connected to that Bank’s conduct of a trade or business within the United States.

U.S. Lender means a Bank that is incorporated or organised under the laws of the United States or any State of the United States (including the District of Columbia).

10.2	Tax gross-up

	(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

	(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Bank. If the Agent receives such notification from the Parent or a Bank it shall promptly notify the affected Parties.

	(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

	(d)	An Obligor is not required to make an increased payment to a Bank under paragraph (c) above for a Tax Deduction from a payment of interest on an Advance, if on the date on which the payment falls due:

		(i)	the payment could have been made to the relevant Bank without a Tax Deduction if it was a Qualifying Bank, but on that date that Bank is not or has ceased to be a Qualifying Bank other than as a result of any change after the date it became a Bank under this Agreement in (or in the interpretation, administration, or application of) any law regulation or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

		(ii)	the relevant Bank is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Bank without the Tax Deduction had that Bank complied with:

			(A)	in respect of an Obligor which is not a U.S. Obligor, its obligations under paragraph (g) below; and

			(B)	in respect of an Obligor which is a U.S. Obligor, its obligations under Clause 10.6 (U.S. Tax Forms).

	(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

	(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance

Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

	(g)	A Treaty Lender and each relevant Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

10.3	Tax indemnity

	(a)	The Parent shall (within three Business Days of demand by the Agent) indemnify a Finance Party against any loss, liability or cost which that Finance Party determines will be or has been suffered for or on account of Tax by that Finance Party in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

	(b)	Paragraph (a) above shall not apply:

		(i)	with respect to any Tax assessed on a Finance Party:

			(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

			(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

		(ii)	to the extent a loss, liability or cost:

			(A)	is (or, in the determination of the Finance Party, will be) compensated for by an increased payment under Clause 10.2 (Tax gross-up); or

			(B)	would have been compensated for by an increased payment under Clause 10.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 10.2 (Tax gross-up) applied.

	(c)	A Finance Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

	(d)	A Finance Party shall, on receiving a payment under this Clause 10.3, notify the Agent.

10.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

	(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

	(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

10.5	Value added tax

	(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply. If VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

	(b)	If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

	(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

10.6	U.S. Tax forms

	(a)	Except as provided below, each Bank that is a Treaty Lender or a U.S. Branch Lender, in either case in respect of a U.S. Obligor, must supply to the Agent, the U.S. Swingline Agent, and each U.S. Obligor two duly executed United States Internal Revenue Service Forms W-8BEN or W-8ECI (as appropriate) to enable that U.S. Obligor to make payments of interest to that Bank under the Finance Documents without any deduction or withholding in respect of any Tax in the United States.

	(b)	A Bank must comply with its obligations under paragraph (a) above as soon as practicable after the date it becomes a Party or (if later) the date the U.S. Obligor becomes a Party subject to having received written notification from the U.S. Obligor in reasonable time to enable it to comply with those obligations.

	(c)	A Bank is not obliged to supply any form under paragraph (a) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation (including a double taxation agreement) or any published practice or concession of any relevant taxing authority.

11.	MARKET DISRUPTION

11.1	Market disturbance

Notwithstanding anything to the contrary herein contained, if and each time that prior to or on a Utilisation Date relative to an Advance to be made:

(a) only one or no Reference Bank supplies a rate for the purposes of determining LIBOR (if that Advance is denominated in a currency other than euros) or EURIBOR (if that Advance is denominated in euros); or

(b) the Agent is notified by Banks whose Commitments represent 35 per cent. or more of the Total Commitments that deposits in the currency of that Advance are not in the ordinary course of business available in the London Interbank Market (or if the Advance is denominated in euros, the European Interbank Market) for a period equal to the Term concerned in amounts sufficient to fund their participations in that Advance; or

(c) the Agent (after consultation with the Reference Banks) shall have determined (which determination shall be conclusive and binding upon all Parties) that by reason of circumstances affecting the London Interbank Market (or if the Advance is denominated in euros, the European Interbank Market) generally, adequate and fair means do not exist for ascertaining the LIBOR (if that Advance is denominated in a currency other than euros) or EURIBOR (if that Advance is denominated in euros) applicable to such Advance during its Term or LIBOR or EURIBOR (as applicable) does not adequately represent the cost of funding to the Banks, the Agent shall promptly give written notice of such determination or notification to the Parent and to each of the Banks.

11.2	Alternative Rates

If the Agent gives a notice under Clause 11.1 (Market disturbance):

(a) the Borrowers' Agent and the Banks may (through the Agent) agree that the concerned shall not be borrowed; or

(b) in the absence of such agreement:

(i) the Term of the Advances concerned shall be one month;

(ii) in the case of Clause 11.1(b) (Market disturbance) the Advance shall be made in U.S. Dollars or, if the Advance was to be made in Sterling, Sterling in an amount equal to the Original Dollar Amount of the Advance concerned; and

(iii) during the Term of each Advance the rate of interest applicable to such Advance shall be the applicable Margin plus the applicable Mandatory Cost (and any other similar reserve asset cost, if any) plus the rate per annum notified by each Bank concerned to the Agent before the last day of such Term to be that which expresses as a percentage rate per annum the cost to such Bank of funding such Advances from whatever sources it may reasonably select.

11.3	Non-availability of currency

If any Bank notifies the Agent before 9.30 a.m. (London time) two Business Days prior to the proposed Utilisation Date of an Advance to be denominated in an Optional Currency (other than Sterling) that it is unable for any reason to fund its participation in such Advance in the Optional Currency concerned, the Agent shall notify the Borrowers' Agent and such Bank shall make its participation in the Advance available in U.S. Dollars for the period in question.

11.4	Change in circumstances

If before 9.00 a.m. (London time) on the proposed Utilisation Date of an Advance which is to be denominated in an Optional Currency (other than Sterling) there occurs any change in national or international financial, political or economic conditions, currency availability, currency exchange rates or exchange controls, which in the opinion of the Agent renders the making of the Advance in such currency impracticable:

(a) the Agent shall give notice to each of the Banks and the Borrowers' Agent to that effect as soon as practicable but in any event before 11.00 a.m. (London time) on the proposed Utilisation Date;

(b) unless the Borrowers' Agent and the Banks agree otherwise, the Advance shall be made in U.S. Dollars and the Rate Fixing Day for the Term of the Advance shall be the Utilisation Date; and

(c) the relevant Borrower shall pay to the Agent on behalf of the Bank any amount claimed in accordance with Clause 23.2 (Other indemnities).

12.	INCREASED COSTS

12.1	Increased costs

(a)	Subject to Clause 12.2 (Exceptions), the Parent shall forthwith on demand by a Finance Party pay that Finance Party the amount of any increased cost incurred by it or any of its holding companies as a result of any change in or introduction of any law or regulation (including any relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)	In this Agreement increased cost means:

	(i)	an additional cost incurred by a Finance Party or any of its holding companies as a result of it performing, maintaining or funding its obligations under, this Agreement; or

	(ii)	that portion of an additional cost incurred by a Finance Party or any of its holding companies in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Advances made or to be made by it under this Agreement as is attributable to it making, funding or maintaining its Advances; or

	(iii)	a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under this Agreement on its capital (or the capital of any of its holding companies); or

	(iv)	the amount of any payment made by a Finance Party, or the amount of interest or other return foregone by a Finance Party, calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

12.2	Exceptions

Clause 12.1 (Increased costs) does not apply to any increased cost:

	(a)	compensated for by the payment of the Mandatory Cost;

	(b)	attributable to any tax or amounts in respect of tax which must be deducted from any amounts payable or paid by a Borrower or paid or payable by the Agent to a Finance Party under the Finance Documents; or

	(c)	which is, or is attributable to, any tax on the overall net income, profits or gains of a Finance Party or any of its holding companies (or the overall net income, profits or gains of a division or branch of the Finance Party or any of its holding companies) or any branch profit tax with respect to such division or branch.

13.	ILLEGALITY AND MITIGATION

13.1	Illegality

If it becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain any Advance, then the Bank may notify the Borrowers' Agent through the Agent accordingly and thereupon:

	(a)	each Borrower shall, upon request from that Bank within the period allowed or if no period is allowed, forthwith, repay any Advances made to it by that Bank together with all other amounts payable by it to that Bank under this Agreement; and

	(b)	the Bank’s Commitment shall be cancelled.

13.2	Mitigation

Notwithstanding the provisions of Clauses 10 (Taxes), 12 (Increased Costs) and 13.1 (Illegality), if in relation to a Bank or (as the case may be) the Agent circumstances arise which would result in:

	(a)	any deduction, withholding or payment of the nature referred to in Clause 10 (Taxes); or

	(b)	any increased cost of the nature referred to in Clause 12 (Increased Costs); or

	(c)	a notification pursuant to Clause 13.1 (Illegality),

then without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the Agent, such Bank shall promptly upon becoming aware of the same notify the Agent thereof (whereupon the Agent shall promptly notify the Borrowers' Agent) and such Bank shall use reasonable endeavours to transfer its participation in the Facility and its rights hereunder and under the Finance Documents to another financial institution or Facility Office not affected by the circumstances having the results set out in (a), (b) or (c) above and shall otherwise take such reasonable steps as may be open to it to mitigate the effects of such circumstances provided that such Bank shall not be under any obligation to take any such action if, in its opinion, to do so would or would be likely to have a material adverse effect upon its business, operations or financial condition or would involve it in any unlawful activity or any activity that is contrary to its policies or any request, guidance or directive of any competent authority (whether or not having the force of law) or (unless indemnified to its satisfaction) would involve it in any significant expense or tax disadvantage.

13.3	Conduct of business by a Finance Party

No term of this Agreement will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computation in respect of Tax.

14.	GUARANTEE

14.1	Guarantee

Each Guarantor jointly and severally, irrevocably and unconditionally (and notwithstanding the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditors of any member of the Group):

(a) as principal obligor, guarantees to each Finance Party prompt performance by each Borrower of all its obligations under the Finance Documents;

(b) undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, each Guarantor shall forthwith on demand by the Agent pay that amount as if that Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

(c) indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by any Guarantor is or becomes unenforceable, invalid or illegal.

14.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in part.

14.3	Reinstatement

(a)	Where any discharge (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantors under this Clause 14 shall continue as if the discharge or arrangement had not occurred (but only to the extent that such payment, security or other disposition is avoided or restored).

	(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

14.4	Waiver of defences

The obligations of the Guarantors under this Clause 14 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 14 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

	(a)	any time or waiver granted to, or composition with, any Borrower or other person;

	(b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(c)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

	(d)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 14 shall include each variation or replacement;

	(e)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Guarantors' obligations under this Clause 14 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity;

	(f)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditors of any member of the Group; or

	(g)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantors' obligations under this Clause 14 shall be construed as if there were no such circumstance.

14.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 14.

14.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b) hold in a suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause 14, without liability to pay interest on those moneys.

14.7	Non-competition

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 14:

(a) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause 14;

(b) claim, rank, prove or vote as a creditor of any Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c) receive, claim or have the benefit of any payment, distribution or security from or on account of any Borrower, or exercise any right of set-off as against any Borrower.

Each Guarantor shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 14.7.

14.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

14.9	Removal of Guarantors

Any Guarantor (other than the Parent) may, at the request of the Borrowers' Agent and if no Default is continuing, cease to be a Guarantor by entering into a supplemental agreement to this Agreement at the cost of the Parent in such form as the Agent may reasonably require which shall discharge that Guarantor’s obligations as a Guarantor under this Agreement.

14.10	Limitation on guarantee of U.S. Guarantors

Notwithstanding any other provision of this Clause 14, the obligations of each U.S. Guarantor under this Clause 14 shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code or any applicable provisions of comparable state law (collectively, the Fraudulent Transfer Laws), in each case after giving effect to all other liabilities of such U.S. Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such U.S. Guarantor in respect of intercompany indebtedness to the Borrowers or Affiliates of the Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such U.S. Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such U.S. Guarantor pursuant to (a) applicable law or (b) any agreement providing for an equitable allocation among such U.S. Guarantor and other Affiliates of the Borrowers of obligations arising under guarantees by such parties.

14.11	Limitation on guarantee of Swiss Guarantors

The obligations of any Guarantor constituted and having its registered office in Switzerland (except for the Parent which gives only downstream guarantees) (a Swiss Guarantor) under this Clause 14 shall at all times be limited so that it shall:

	(a)	only be liable to the Finance Parties in relation to the obligations of an Obligor (other than the obligations of the relevant Swiss Guarantor and its Subsidiaries) to the extent and in the maximum amount of its profits available for the distribution of dividends (being the balance sheet profits and any reserves made in this regard, all in accordance with article 675(2) and article 671 of the Swiss Code of Obligations) at any given time;

	(b)	(A)	deduct from any such payments Swiss Anticipatory Tax at the rate of 35 per cent. (or such other rate as in force from time to time) and subject to any applicable double taxation treaty;

		(B)	pay such deduction to the Swiss Federal Tax Administration; and

		(C)	give evidence to the relevant Finance Party or Finance Parties (as the case may be) of such deduction;

	(c)	not gross-up pursuant to Subclause 10.2 (Tax gross-up) 10.3 (Tax Indemnity) in relation to payments made pursuant to Clause 14.1 (Guarantee) only; and

	(d)	pass a shareholders resolution for the distribution of dividends in accordance with the relevant provisions of the Swiss Code of Obligations;

and PROVIDED THAT all indemnities and guarantees contained in this Agreement and given by a Swiss Guarantor in respect of the obligations of an Obligor (other than obligations of the relevant Swiss Guarantor and its Subsidiaries) shall be construed in a manner consistent with the terms of this Clause 14.11.

14.12	Limitation – Luxembourg Guarantors

	(a)	The obligations of any Guarantor incorporated in Luxembourg (a Luxembourg Guarantor) under this Clause 14 shall at all times be limited to an aggregate amount not exceeding the greater of:

		(i)	the Guarantor’s own funds (capitaux propres, as referred to in article 214 of the Luxembourg act dated 10th August 1915 on commercial companies, as amended) as reflected in its last annual accounts duly approved and available on the date of payment under the Finance Documents; and

		(ii)	the Guarantor’s own funds (capitaux propres, as referred to in article 214 of the Luxembourg act dated 10th August 1915 on commercial companies, as amended) as reflected in its last annual accounts duly approved and available as at the date of execution of this Agreement.

(b) Paragraph (a) shall not apply to the extent that this guarantee secures the obligations of a direct or indirect subsidiary of a Guarantor.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 15 (Representations and Warranties) to each Finance Party (but in the case of an Obligor other than the Parent only in respect of itself).

15.2	Status

It is a duly incorporated and validly existing corporation under the laws of the jurisdiction of its incorporation and has the power to own its assets and carry on its business as it is being conducted.

15.3	Powers and authority

It has the power to enter into and perform and has taken all necessary actions to authorise the entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

15.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable (subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditor’s rights generally) in accordance with its terms.

15.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a) any law or regulation applicable to it; or

(b) its constitutional documents; or

(c) any mortgage, contract or other undertaking or instrument to which it is a party, or which is binding upon it or any of its assets,

and does not or will not result in the creation or imposition of any Security Interest on any of its assets pursuant to the provisions of any such mortgage, contract or other undertaking.

15.6	No default

No event is outstanding which constitutes a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which is reasonably likely to have a material adverse effect on the ability of the Obligors taken together to perform their payment, financial covenant or other material obligations under the Finance Documents.

15.7	Authorisations

All consents or authorisations required by it in connection with the execution, validity, performance or enforceability of the Finance Documents have been obtained and are in full force and effect.

15.8	U.S. Obligors

(a) No U.S. Obligor is an investment company under the United States Investment Company Act of 1940, as amended, or is exempt from the provisions of that Act pursuant to an exemption under that Act, all of the conditions of which have been and are being fulfilled.

(b) None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).

15.9	Accounts

The most recent audited consolidated profit and loss account and balance sheet of the Parent which have been or are to be delivered to the Agent together with the notes thereto give a true and fair view of the results of the operations of the Parent and its Subsidiaries for the period to which they relate and, as the case may be, the financial position of the Parent and its Subsidiaries as at the date to which they relate and, subject to Clause 16.10 (Change in accounts), have been prepared in accordance with international accounting standards consistently applied.

15.10	Original Group Accounts

There has been no change in the business, assets, condition or operations of the Group taken as a whole which has occurred since the date to which the Original Group Accounts were made up, which would be likely to have a material adverse effect on the ability of the Obligors taken together to perform their payment, financial covenant and other material obligations under the Finance Documents.

15.11	United States Anti-Terrorism Laws

To the best of its knowledge, no Obligor nor any of its Affiliates:

(a) is, or is controlled by, a Restricted Party;

(b) has received funds or other property from a Restricted Party; or

(c) is in breach of or is the subject of any action or investigation under any Anti- Terrorism Law.

15.12	No Event of Default

No Event of Default has occurred and is continuing.

15.13	ERISA

Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. Each member of the

Controlled Group is in compliance with the material applicable provisions of ERISA, the Code and any other applicable United States Federal or State law with respect to each Plan except where such non-fulfilment or non compliance could reasonably be expected not to have a material adverse effect on the ability of the Obligors taken together to comply with their payment, financial covenant or other material obligations under the Finance Documents. Each Plan complies in all respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, and no steps have been taken to reorganise or terminate any Single Employer Plan or by Obligors to effect a complete or partial withdrawal from any Multiemployer Plan except where such non compliance, Reportable Event, reorganisation, termination or withdrawal could not reasonably be expected to have a material adverse effect on the ability of the Obligors taken together to comply with their payment, financial covenant or other material obligations under the Finance Documents. No member of the Controlled Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Single Employer Plan or Multiemployer Plan, or made any amendment to any Plan, and no other event, transaction or condition has occurred which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any material, actual liability under Title I or Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

15.14	Litigation

No litigation, arbitration or administrative proceedings in relation to any member of the Group are current or, to its knowledge (having made all due enquiry), pending or threatened, which could reasonably be expected to have a material adverse effect on the ability of the Obligors taken together to perform their payment, financial covenant or other material obligations under the Finance Documents.

15.15	Environmental Matters

(a) Each member of the Group has obtained all material Environmental Licences required for the carrying on of its business as currently conducted and has at all times on and from the date this representation and warranty is first made in relation to it complied in all material respects in a manner, and to extent, consistent with generally accepted good industry practice, with (i) the terms and conditions of such Environmental Licences and (ii) all other applicable material Environmental Laws. There are to its knowledge no circumstances which may prevent or interfere with such compliance in the future.

(b) There is no Environmental Claim pending or to the best of its knowledge (having made all due enquiry) threatened, and there are no past or present acts, omissions, events or circumstances that would be likely to form the basis of any Environmental Claim (including, without limitation, any arising out of the generation, storage, transport, disposal or release of any Dangerous Substance), against any member of the Group which if adversely determined is likely to have a material adverse effect on the ability of the Obligors taken together to comply with their payment, financial covenant or other material obligations under the Finance Documents.

15.16	Intellectual Property Rights

(a) Each member of the Group owns or has the legal right to use all the Intellectual Property Rights which are material to the conduct of the business of the Group as a whole from time to time or are required by it in order for it to carry on such business in all material respects as it is then being conducted and as far as it is aware neither it nor any other member of the Group, has received notice of any infringement of any Intellectual Property Rights of any third party in any way which would have a material adverse effect on the ability of the Obligors taken together to comply with their payment, financial covenant or other material obligations under the Finance Documents.

	(b)	None of the Intellectual Property Rights which are material in the context of the business of the Group as a whole is, to its knowledge, being infringed nor, to its knowledge, is there any threatened infringement of those Intellectual Property Rights, by any third party which would have a material adverse effect on the ability of the Obligors taken together to comply with their payment, financial covenant or other material obligations under the Finance Documents.

	(c)	All registered Intellectual Property Rights owned by it or any member of the Group and which are material to conduct of the business of the Group as a whole are subsisting and all actions (including payment of all fees) required to maintain the same in full force and effect have been taken, where lack of subsistence or failure to take any such action would have a material adverse effect on the ability of the Obligors taken together to comply with their payment, financial covenant or other material obligations under the Finance Documents.

15.17	Pari Passu Ranking

Its obligations under the Finance Documents rank at least pari passu with all its other unsecured obligations, except for obligations which from time to time are mandatorily preferred by law applying to companies generally.

15.18	Anticipatory Tax

In the case of a Swiss Borrower only:

	(a)	the number of persons and legal entities which are not Qualifying Switzerland Lenders to whom the Swiss Borrower owes the aggregate of its interest bearing borrowed money (other than any bond issue which is subject to the Swiss Anticipatory Tax) is not more than 20;

	(b)	it is and will be in compliance with explanatory note S-02.122.1 (4.1999) of the Swiss Federal Tax Administration and any change or amendment thereof which has an impact on its obligation in respect of Swiss Anticipatory Tax under this Agreement; and

	(c)	for the purpose of this Subclause, a Swiss Borrower must assume that the number of Banks under this Agreement who are not Qualifying Switzerland Lenders is 1, unless such Swiss Borrower has received a written confirmation from the Swiss Federal Tax Administration that all of the Banks are Qualifying Switzerland Lenders; the Swiss Borrower’s assumption will then be modified accordingly.

15.19	Times for making representations and warranties

The representations and warranties set out in this Clause 15:

	(a)	are made on the Signing Date;

	(b)	(except for Clause 15.10 (Original Group Accounts)) in the case of an Obligor which becomes a Party after the date of this Agreement, will be deemed to be made by that Obligor on the date it executes a Borrower Accession Agreement or, as the case may be, a Guarantor Accession Agreement; and

(c) (except for Clauses 15.6 (No default) and 15.10 (Original Group Accounts)) are deemed to be repeated by each Obligor on:

(i) the date of each Request; and

(ii) each Utilisation Date with reference to the facts and circumstances then existing.

16.	UNDERTAKINGS

16.1	Duration

The undertakings in this Clause 16 (Undertakings) will remain in force from the Signing Date for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.2	Financial Information

Each Obligor shall supply to the Agent in sufficient copies for all the Banks:

(a) as soon as the same are available (and in any event within 180 days of the end of each of its financial years):

(i) in the case of the Parent, the audited consolidated financial statements of the Group for that financial year; and

(ii) in the case of each other Obligor, its audited accounts (or, in the case of Syngenta Wilmington Inc, its accounts) for that financial year;

(b) as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years) in the case of the Parent, the interim unaudited financial statements of the Group for that half-year;

(c) within 10 days of the date they are filed with the Securities and Exchange Commission, the Group’s quarterly return with the Securities and Exchange Commission;

(d) in the case of the Parent, together with any accounts specified in paragraphs (a) and (b) above, a certificate signed by the chief financial officer of the Parent:

(i) setting out in reasonable detail computations establishing compliance with Clause 16.8 (Priority borrowings) and Clause 17 (Financial Covenants) as at the date to which those accounts were drawn-up; and

(ii) identifying the Material Subsidiaries, on the basis of those accounts.

16.3	Information - Miscellaneous

The Parent shall supply to the Agent:

(a) all documents despatched by it to its shareholders (or any class of them) or its creditors generally (or any class of them) in relation to it or its Subsidiaries at the same time as they are despatched;

(b) promptly upon becoming aware of them, details of any legal or arbitration proceedings of the kind referred to in Clause 15.14 (Litigation); and

(c) as soon as reasonably practicable, such further information in the possession or control of any member of the Group regarding its financial condition, business or operations as any Finance Party through the Agent may reasonably request, in sufficient copies for all of the Banks, if the Agent so requests.

16.4	Notification of Event of Default

The Parent shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

16.5	Authorisations

Each Obligor shall promptly:

(a) obtain, maintain and comply with the terms of; and

(b) if requested, supply certified copies to the Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

16.6	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations which from time to time are mandatorily preferred by law applying to companies generally.

16.7	Negative pledge

No Obligor shall, and the Parent shall procure that no other member of the Group will, create or permit to subsist any Security Interest on or over any of its assets except for any Permitted Security Interest.

16.8	Priority Borrowings

The Parent will not permit any member of the Group which is not a Guarantor to create, assume, incur, guarantee or otherwise be liable in respect of any Borrowings except for:

(a) Borrowings under this Agreement;

(b) Borrowings owing to an Obligor;

(c) Borrowings of finance companies to the extent the relevant Borrowings are on-lent to a Guarantor;

(d) Borrowings in companies acquired after the Signing Date provided that the relevant Borrowings are discharged within 6 months of the date of acquisition of the relevant company;

	(e)	other Borrowings where, after the creation, assumption, incurrence or guarantee of such Borrowings, the sum (without duplication) of:

(i) the aggregate outstanding principal amount of the Borrowings except those in (a) to (d) above of all the Subsidiaries which are not Guarantors; plus

(ii) the aggregate outstanding principal amount of Borrowings secured by Permitted Security Interests under paragraph (g) of the definition of “Permitted Security Interest”,

does not exceed U.S.$1,500,000,000 or it is equivalent at any time.

16.9	Disposals

No Obligor shall, and the Parent shall procure that no other member of the Group will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose (each a disposal) of all or any part of its assets other than:

	(a)	a disposal made on arm’s length terms for fair market value provided the aggregate book value of the assets disposed of by any member of the Group does not exceed 25 per cent. of Net Assets; or

	(b)	a disposal to another member of the Group; or

	(c)	a disposal of cash for the purpose for which it was raised; or

	(d)	a disposal required by any regulatory or governmental authority; or

	(e)	a disposal by a member of the Group of any of its own shares held in treasury; or

	(f)	a disposal where the aggregate book value of assets disposed of by any member of the Group in any financial year of the Parent does not exceed U.S.$250,000,000 or its equivalent in aggregate,

where Net Assets means total assets less goodwill and total liabilities calculated in accordance with international accounting standards consistent with those applied in the preparation of the Original Group Accounts and as set out in the latest financial statements delivered in accordance with Clause 16.2(a)(i).

16.10	Change in accounts

If, at any time, there is a change in international accounting standards or the Parent changes, or the Parent’s Board of Directors resolves to change the basis, or one or more of the accounting policies, upon which its audited annual consolidated financial statements are prepared (in circumstances where any such change would have a material effect on such financial statements) or its accounting reference date then:

	(a)	the Parent shall promptly notify the Agent of such change or proposed change;

	(b)	the Parent and the Agent shall enter into negotiations in good faith with a view to agreeing:

	(i)	whether or not such change or proposed change might result in any material alteration in the compliance by the Parent with the financial ratios set out herein or the determination of which of the Parent’s Subsidiaries is a Material Subsidiary;

	(ii)	if so, any amendments to this Agreement which may be necessary in order to ensure that such change or proposed change does not result in any material alteration in such matters,

and, if any such amendments are agreed by the Parent and the Agent (acting on the instructions of the Majority Banks), they shall take effect and be binding upon the Parties in accordance with their terms; and

(c)	if within a period of 60 days after such notification the Parent and the Agent (acting on the instructions of the Majority Banks) have failed to reach agreement then:

	(i)	the Parent shall procure that within a further period of 60 days its auditors certify to the Agent what changes to the provisions referred to in subparagraph (b) above are, in the opinion of the auditors, necessary to ensure that any test imposed by those provisions (as amended) by reference to the financial statements prepared on the new basis shall be substantially similar (and, insofar as practicable, identical) in effect to the relevant test imposed by the existing provisions by reference to financial statements prepared on the old basis; any change certified by the auditors pursuant to this subparagraph (i) shall, if circumstances permit, consist of an adjustment to the percentage, figure or ratio contained in the relevant test proportionate to the change in the results or financial position disclosed on the new basis compared to those prepared on the old basis;

	(ii)	the Agent may, at the cost of the Banks, appoint a firm of independent accountants to produce a certificate to the same effect, such certificate to be produced no later than three months after the certificate of the Parent’s auditors;

	(iii)	such amendments shall thereafter be made to this Agreement as may be necessary to reflect:

		(A)	the amendments certified by the Parent’s auditors; or

		(B)	if a further certificate has been produced pursuant to (ii) above and there is a discrepancy between the two certificates, the mid-point between the two certificates; and

	(iv)	pending the finalisation of such amendments the Parent shall procure that each set of financial statements prepared on the new basis is accompanied by a certificate of its auditors certifying the information necessary to enable the Agent to determine whether, if such financial statements had been prepared on the old basis, the provisions of this Agreement are being complied with and the provisions of this Agreement shall, in such event, be applied by reference to the financial statements prepared on the new basis.

16.11	Change of business

The Parent shall procure that agribusiness remains the main part of the business of the Group as a whole.

16.12	Insurance

Each Obligor will, and the Parent shall procure that each of its Subsidiaries will, effect insurances over and in respect of its material assets and business against such risks and to such extent and in such a manner as is usual for companies carrying on such a business in the country concerned.

16.13	Environmental Matters

Each Obligor will and the Parent will procure that each other member of the Group will:

(a) (i) obtain all requisite Environmental Licences, (ii) comply with the terms and conditions of all Environmental Licences applicable to it and (iii) comply with all other applicable Environmental Law, in each case where failure to do so would have a material adverse effect on the ability of Obligors taken together to perform their payment, financial covenant or other material obligations under the Finance Documents; and

(b) promptly upon receipt of the same, notify the Agent of any claim, notice or other written communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which would, if substantiated, have a material adverse effect on the ability of the Obligors taken together to perform their payment, financial covenant or other material obligations under the Finance Documents.

16.14	Investment Companies

The Parent shall procure that no U.S. Obligor shall become an investment company under the United States Investment Company Act of 1940 or that it is exempt from the provisions of the Act pursuant to an exemption under that Act, all of the conditions of which have been or are being fulfilled.

16.15	Know your customer requirements

(a) Each Obligor must promptly on the request of any Finance Party (acting through the Agent) supply to the Agent for that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Bank) to enable a Finance Party or prospective new Bank to carry out and be satisfied with the results of all know your customer requirements.

(b) Each Bank must promptly on the request of the Agent supply to the Agent any documentation or other evidence which is reasonably required by the Agent to carry out and be satisfied with the results of all know your customer requirements.

16.16	U.S. Anti –Terrorism Laws

Each Obligor shall ensure that it and each of its Affiliates take all reasonable measures to comply with the Anti-Terrorism Laws.

17.	FINANCIAL COVENANTS

17.1	In this Clause 17:

EBITDA means in relation to the Group for any period the aggregate of consolidated profit on ordinary activities before merger costs, restructuring costs, special charges and exceptional items, minority interests and taxation for that period but adjusted by adding back:

	(i)	Net Interest Charges for such period;

	(ii)	depreciation charged to the consolidated profit and loss account of the Group during such period;

	(iii)	any amount amortised in that period against the said consolidated profit and loss account; and

	(iv)	income from associates.

Net Interest Charges means, in relation to any period, the aggregate on a fully consolidated basis of:

	(a)	all interest and other continuing, regular or periodic financing charges in the nature of interest payable by any member of the Group in respect of that period and excluding, for the avoidance of doubt:

(i) any upfront, arrangement or utilisation fees, howsoever described, incurred in relation to any borrowing; and

(ii) any interest attributable to any Excluded Vendor Financing;

	(b)	to the extent not included in paragraph (a) above, all continuing, regular or periodic finance costs in the nature of interest charged to the profit and loss account of the Group in respect of that period save for charges in respect of non recourse sales of receivables and excluding, for the avoidance of doubt, any upfront, arrangement or utilisation fees, howsoever described, incurred in relation to any borrowing;

	(c)	all amounts payable by any member of the Group in respect of that period under any interest rate protection agreement (less any amounts receivable by any member of the Group in respect of that period under any interest rate protection agreement); and

	(d)	the interest element of all rentals or, as the case may be, other amounts payable in respect of that period under any finance lease entered into by any member of the Group,

less interest and amounts in the nature of interest received or receivable by the Group.

17.2	All the terms used in Clause 17.1 above are, subject to Clause 16.10 (Change in accounts), to be calculated in accordance with the accounting principles applied in connection with the Original Group Accounts.

17.3	If there is a dispute as to any interpretation of or computation for Clause 17.1 above, the interpretation or computation of the auditors of the Parent from time to time prevails.

17.4	The Parent shall procure that the ratio of EBITDA to Net Interest Charges is not, for each period of 12 months ending on 30th June and 31st December in each year, less than 3.0:1.

18.	DEFAULT

18.1	Events of Default

Each of the events set out in Clauses 18.2 (Non-Payment) to 18.13(Cessation of business) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

18.2	Non-payment

An Obligor does not pay within three Business Days of the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable.

18.3	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.2 (Non-Payment)) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the earlier of the date on which (a) an Obligor becomes aware of the failure to comply or (b) the Agent gives notice to the Borrowers’ Agent requiring the same to be remedied.

18.4	Misrepresentation

A representation, warranty or statement made or repeated by any Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated and such representation, warranty or statement (if capable of remedy) continues unremedied for a period of 28 days from the earlier of the date on which (a) an Obligor becomes aware of the failure to comply or (b) the Agent gives notice to the Borrowers’ Agent requiring the same to be remedied.

18.5	Cross-default

(a) Any amount in respect of any Borrowings of a member of the Group is not paid when due or within any applicable grace period provided in the documentation therefor; or

(b) any amount in respect of any Borrowings of a member of the Group becomes prematurely due and payable or is placed on demand or becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to those Borrowings; or

(c) any Security Interest securing Borrowings over any asset of a member of the Group becomes enforceable and the holder thereof shall have commenced proceedings or appointed a receiver, manager or similar officer to take steps to enforce the same, except that this Clause 18.5 shall not apply to:

(i) Borrowings which are in aggregate less than U.S.$75,000,000 or its equivalent;

(ii) Project Finance Borrowings; or

(iii) Borrowings liability for payment of which is being contested in good faith upon independent legal advice by appropriate proceedings.

18.6	Insolvency

	(a)	An Obligor or a Material Subsidiary is, or is deemed for the purposes of any law to be unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

	(b)	An Obligor or a Material Subsidiary suspends making payments on all or any class of its debt or announces an intention to do so, or a moratorium is declared in respect of any of its borrowings; or

	(c)	An Obligor or a Material Subsidiary, by reason of financial difficulties, begins negotiations with its creditors generally or any class of them with a view to the readjustment or rescheduling of any of its borrowings.

18.7	Insolvency proceedings

	(a)	Any formal step commencing legal proceedings (including petition or convening a meeting) is taken in respect of an Obligor or a Material Subsidiary with a view to a moratorium, a composition, assignment or arrangement with any class of creditors of an Obligor or a Material Subsidiary; or

	(b)	a meeting of the directors or shareholders of an Obligor or a Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed; or

	(c)	any person presents a petition for the winding-up or for the administration of an Obligor or a Material Subsidiary and the petition is not discharged, opposed in good faith or stayed within 30 days; or

	(d)	an order for the winding-up or administration of an Obligor or a Material Subsidiary is made.

18.8	Appointment of receivers and managers

	(a)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor or a Material Subsidiary or any part of its assets which is material in the context of the business or a whole; or

	(b)	the directors of an Obligor or a Material Subsidiary request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like (with the exception of any solvent reconstruction approved by the Agent (acting on the instructions of the Majority Banks)).

18.9	Creditors’ process

Any attachment, sequestration, distress or execution affects the whole or any substantial part of the property, undertakings or assets of an Obligor or a Material Subsidiary and is not discharged or stayed within 40 days.

18.10	Analogous proceedings

There occurs, in relation to an Obligor or a Material Subsidiary, any event anywhere which corresponds with any of those mentioned in Clauses 18.6 (Insolvency) to 18.9 (Creditors’ process) (both inclusive).

18.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

18.12	Guarantee

The guarantee of any Guarantor under Clause 14 (Guarantee) is not effective or is alleged by an Obligor to be ineffective for any reason (other than by reason of written release or waiver by the Finance Parties).

18.13	Cessation of business

Except with the prior written consent of the Majority Banks, an Obligor or any Material Subsidiary ceases to carry on the whole or substantially the whole of its business otherwise than as a result of:

(a) a transfer of all or any part of its business to a member of the Group which is, or upon such transfer becomes, a Material Subsidiary; or

(b) a disposal permitted under Clause 16.9 (Disposals).

18.14	United States Bankruptcy Laws

(a) In this Subclause:

U.S. Bankruptcy Law means the United States Bankruptcy Code of 1978, as amended.

(b) Any of the following occurs in respect of a U.S. Obligor:

(i) it makes a general assignment for the benefit of creditors;

(ii) it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii) an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

18.15	Acceleration

(a) On and at any time after the occurrence of an Event of Default while such event is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Borrowers’ Agent, declare that an Event of Default has occurred and:

(i) cancel the Total Commitments; and/or

(ii) demand that all the Advances, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii) demand that all the Advances be payable on demand, whereupon they shall immediately become payable on demand.

(b) If an Event of Default described in Clause 18.14 (b) (ii) and (iii) (United States Bankruptcy Laws) occurs, any Advances borrowed by the defaulting U.S. Obligor shall become immediately due and payable.

19.	THE AGENTS, THE MANDATED LEAD ARRANGERS AND THE CO- ARRANGERS

19.1	Appointment and duties of the Agents

Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents, each U.S. Swingline Bank appoints the U.S. Swingline Agent to act as its agent in relation to the U.S. Swingline Facility, each euro Swingline Bank appoints the euro Swingline Agent to act as its agent in relation to the euro Swingline Facility and each Finance Party irrevocably authorises the Agent or, as the case may be, each Swingline Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Agent or, as the case may be, a Swingline Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

19.2	Role of the Mandated Lead Arrangers and Co-Arrangers

Except as otherwise provided in this Agreement, no Mandated Lead Arranger or Co-Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

19.3	Relationship

The relationship between the Agent or, as the case may be, each Swingline Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent or, as the case may be, a Swingline Agent as trustee or fiduciary for any other Party or any other person and the Agent or, as the case may be, a Swingline Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

19.4	Majority Banks’ directions

The Agent or, as the case may be, each Swingline Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions the Agent or, as the case may be, a Swingline Agent may act as it considers to be in the best interests of all the Banks.

19.5	Delegation

The Agent or, as the case may be, each Swingline Agent may act under the Finance Documents through its personnel and agents.

19.6	Responsibility for documentation

Neither the Agent, the U.S. Swingline Agent, the euro Swingline Agent, any Mandated Lead Arranger nor any Co-Arranger is responsible to any other Party for:

	(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

	(b)	the collectability of amounts payable under any Finance Document; or

	(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

19.7	Default

	(a)	The Agent or, as the case may be, each Swingline Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. Neither the Agent nor any Swingline Agent will be deemed to have knowledge of the occurrence of a Default. However, if the Agent or, as the case may be, a Swingline Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

	(b)	The Agent or, as the case may be, each Swingline Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

19.8	Exoneration

	(a)	Without limiting paragraph (b) below, the Agent or, as the case may be, a Swingline Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

	(b)	No Party may take any proceedings against any officer, employee or agent of the Agent or, as the case may be, any Swingline Agent in respect of any claim it might have against the Agent or, as the case may be, any Swingline Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

	(c)	(i) Nothing in this Agreement will oblige the Agent, the U.S. Swingline Agent, the euro Swingline Agent, any Mandated Lead Arranger or any Co-Arranger to satisfy any know your customer requirement in relation to the identity of any person other than itself on behalf of any Finance Party.

(ii) Each Finance Party confirms to the Agent, the U.S. Swingline Agent, the euro Swingline Agent, each Mandated Lead Arranger and each Co-Arranger that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

19.9	Reliance

The Agent or, as the case may be, each Swingline Agent may:

	(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

	(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

	(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s or, as the case may be, a Swingline Agent’s employment and those representing a Party other than the Agent or, as the case may be, a Swingline Agent).

19.10	Credit approval and appraisal

Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

	(a)	has made its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent, the U.S. Swingline Agent, the euro Swingline Agent, the Mandated Lead Arrangers or the Co-Arrangers in connection with any Finance Document; and

	(b)	will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

19.11	Information

	(a)	The Agent or, as the case may be, a Swingline Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent or, as the case may be, that Swingline Agent by a Party for that person.

	(b)	The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clauses 4 (Conditions Precedent), 26.4 (Additional Borrowers) or 26.5 (Additional Guarantors) upon the request and at the expense of that Bank.

	(c)	Except where this Agreement specifically provides otherwise, the Agent or, as the case may be, each Swingline Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

	(d)	Except as provided above, the Agent or, as the case may be, each Swingline Agent has no duty:

(i) either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Borrower or any related entity of any Borrower whether coming into its possession or that of any of its related entities before, on or after the Signing Date; or

(ii) unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from any Borrower.

19.12	The Agent, the Mandated Lead Arrangers and the Co-Arrangers individually

	(a)	If it is also a Bank, each of the Agent, the U.S. Swingline Agent, the euro Swingline Agent, the Mandated Lead Arrangers and the Co-Arrangers has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent, the U.S. Swingline Agent, the euro Swingline Agent, a Mandated Lead Arranger or a Co-Arranger.

	(b)	Each of the Agent, the U.S. Swingline Agent, euro Swingline Agent, the Mandated Lead Arrangers and the Co-Arrangers may:

(i) carry on any business with a Borrower or its related entities;

(ii) act as agent or trustee for, or in relation to any financing involving, a Borrower or its related entities; and

(iii) retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

19.13	Indemnities

	(a)	Without limiting the liability of any Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent or, as the case may be, each Swingline Agent for its proportion of any liability or loss incurred by the Agent or, as the case may be, a Swingline Agent in any way relating to or arising out of its acting as the Agent or, as the case may be, a Swingline Agent, except to the extent that the liability or loss arises directly from the Agent’s or, as the case may be, that Swingline Agent’s gross negligence or wilful misconduct.

	(b)	A Bank’s proportion of the liability or loss set out in paragraph (a) above is the proportion which the Original Dollar Amount of its Advance(s) bears to the Original Dollar Amount of all Advances outstanding on the date of the demand. If, however, no Advances are outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

	(c)	The Parent shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above except to the extent it arises out of the Bank’s gross negligence or default.

19.14	Compliance

	(a)	The Agent or, as the case may be, each Swingline Agent, may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

	(b)	Without limiting paragraph (a) above, the Agent or, as the case may be each Swingline Agent, need not disclose any information relating to any Borrower or any of its related entities if the disclosure might, in the opinion of the Agent or, as the case may be, the relevant Swingline Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

19.15	Resignation of Agents

	(a)	Notwithstanding its irrevocable appointment, the Agent or, as the case may be, each Swingline Agent, may resign by giving notice to the Banks and the Parent, in which case the Agent or, as the case may be, the relevant Swingline Agent, may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may after consultation with the Borrowers’ Agent appoint a successor Agent or, as the case may be, successor Swingline Agent.

	(b)	If the appointment of a successor Agent or, as the case may be, successor Swingline Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent or, as the case may be, successor Swingline Agent which accepts the appointment, the retiring Agent or, as the case may be, the retiring Swingline Agent may, following consultation with the Borrowers’ Agent, appoint a successor Agent or, as the case may be, successor Swingline Agent.

	(c)	The resignation of the retiring Agent or, as the case may be, successor Swingline Agent and the appointment of any successor Agent or, as the case may be, successor Swingline Agent will both become effective only upon the successor Agent or, as the case may be, successor Swingline Agent notifying all the Parties that it accepts the appointment. On giving the notification and receiving such approval, the successor Agent or, as the case may be, successor Swingline Agent will succeed to the position of the retiring Agent or, as the case may be, retiring Swingline Agent and the term "Agent" or, as the case may be, "U.S. Swingline Agent" or "euro Swingline Agent" will mean the successor Agent or, as the case may be, successor Swingline Agent.

	(d)	The retiring Agent or, as the case may be, retiring Swingline Agent shall, at its own cost, make available to the successor Agent or, as the case may be, successor Swingline Agent such documents and records and provide such assistance as the successor Agent or, as the case may be, successor Swingline Agent may reasonably request for the purposes of performing its functions as the Agent or, as the case may be, the relevant Swingline Agent under this Agreement.

	(e)	Upon its resignation becoming effective, this Clause 19 shall continue to benefit the retiring Agent or, as the case may be, retiring Swingline Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent or, as the case may be, the relevant Swingline Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

19.16	Banks

The Agent or, as the case may be, each Swingline Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Bank to the contrary by not less than five Business Days prior to the relevant payment.

19.17	Chinese Wall

In acting as Agent, U.S. Swingline Agent, euro Swingline Agent, Mandated Lead Arranger or Co-Arranger, the agency and syndications division of each of the Agent, the U.S. Swingline Agent, the euro Swingline Agent, the Mandated Lead Arrangers and the Co-Arrangers shall be treated as a separate entity from its other divisions and departments. Any information acquired at any time by the Agent, the U.S. Swingline Agent, the euro Swingline Agent, any Mandated Lead Arranger or any Co-Arranger otherwise than in the capacity of Agent, U.S.

Swingline Agent, euro Swingline Agent, Mandated Lead Arranger or Co-Arranger through its agency and syndications division (whether as financial advisor to any member of the Group or otherwise) may be treated as confidential by the Agent, U.S. Swingline Agent, euro Swingline Agent, Mandated Lead Arranger or Co-Arranger and shall not be deemed to be information possessed by the Agent, U.S. Swingline Agent, euro Swingline Agent, Mandated Lead Arranger or Co-Arranger in their capacity as such. Each Finance Party acknowledges that the Agent, the U.S. Swingline Agent, the euro Swingline Agent, the Mandated Lead Arrangers and the Co-Arrangers may, now or in the future, be in possession of, or provided with, information relating to the Obligors which has not or will not be provided to the other Finance Parties. Each Finance Party agrees that, except as expressly provided in this Agreement, neither the Agent, U.S. Swingline Agent, euro Swingline Agent, any Mandated Lead Arranger nor any Co-Arranger will be under any obligation to provide, or under any liability for failure to provide, any such information.

20.	FEES

20.1	Commitment fee

(a) The Parent shall pay to the Agent for distribution to each Bank pro rata to the proportion its Commitment bears to the Total Commitments from time to time a commitment fee at the rate per annum specified in Clause 8.5(a) (Margin and commitment fee) above on any undrawn, uncancelled amount of the Total Commitments on each day.

(b) Commitment fee is calculated and accrues on a daily basis and is payable quarterly in arrear with the first payment due three months after the Signing Date. Accrued commitment fee is also payable to the Agent for the relevant Bank(s) on the cancelled amount of its Commitment at the time the cancellation takes effect.

20.2	Agent’s fee

The Parent shall pay to the Agent for its own account an agency fee in the amounts and on the dates agreed in the relevant Fee Letter.

20.3	Front-end fees

The Parent shall pay to the Agent for the Mandated Lead Arrangers, Co-Arrangers and Banks front-end fees in the amounts and on the dates specified in the relevant Fee Letter.

20.4	Utilisation fee

(a) The Parent shall pay to the Agent for distribution to each Bank pro rata to the proportion its outstanding Advances bears to the aggregate outstanding Advances on each day a utilisation fee at the rate of:

(i) 0.025 per cent. per annum for each day the aggregate outstanding Advances are greater than or equal to 33 per cent. of the Total Commitments but less than 66 per cent. of the Total Commitments; and

(ii) 0.05 per cent. per annum for each day the aggregate of outstanding Advances are greater than or equal to 66 per cent. of the Total Commitments,

on the aggregate outstanding Advances on that day.

(b) Utilisation fee is calculated and accrues on a daily basis and is payable quarterly in arrear with the first such payment due three months after the Signing Date. Accrued utilisation fee is also payable to the Agent for the relevant Banks on the Final Maturity Date.

20.5	Extension fee

The Parent shall pay to the Agent for distribution to each Bank a fee (if any) which is agreed between the Parent and the Banks as being consideration for the Banks agreeing to an Extension Request under Clause 2.7 (Extension Option).

20.6	VAT

Any fee referred to in this Clause 20 is exclusive of any VAT. If any VAT is so chargeable, it shall be paid by the Parent at the same time as it pays the relevant fee

21.	EXPENSES

21.1	Initial and special costs

The Parent shall forthwith on demand pay the Agent, the U.S. Swingline Agent, the euro Swingline Agent, the Mandated Lead Arrangers and the Co-Arrangers the amount of all reasonable out-of-pocket costs and expenses (including but not limited to legal fees) incurred by any of them in connection with:

(a) the arranging and primary syndication of the Facilities;

(b) the negotiation, preparation, printing and execution of:

(i) this Agreement and any other documents referred to in this Agreement; and

(ii) any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement;

(c) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document; and

(d) any other matter, not of an ordinary administrative nature, reasonably necessary and arising out of or in connection with a Finance Document.

21.2	Enforcement costs

The Parent shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it:

(a) in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

(b) in investigating any possible Default.

22.	STAMP DUTIES

(a) Subject to paragraph (b) below, the Parent shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration or similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document other than a Novation Certificate.

	(b)	The registration of the Finance Documents with the Luxembourg Tax Administration ("L'Administration de l'Enregistrement") shall only be effected by the Agent on the instructions of the Majority Lenders and where such Majority Lenders reasonably believe that such registration with the Luxembourg Tax Administration is required for the purpose of producing the Finance Document before a Luxembourg Court or a Luxembourg authority (autorité constituée). In any other case, the Agent is not entitled to claim from the Parent any indemnification pertaining to the liability incurred by the Agent in relation to registration with the Luxembourg Tax Administration.

23.	INDEMNITIES

23.1	Currency indemnity

	(a)	If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i) that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii) if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii) the Obligor shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

	(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

The Parent shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

	(a)	the occurrence of any Default;

	(b)	the operation of Clauses 9.4 (Currency), 18.14 (Acceleration) or 29 (Pro Rata Sharing);

	(c)	any payment of principal or an overdue amount being received from any source otherwise than on its Maturity Date (and, for the purposes of this paragraph 23.2(c), the Maturity Date of an overdue amount is the last day of each Designated Term (as defined in Clause 8.3 (Default interest)));

	(d)	the occurrence of a change described in, and the operation of Clause 11.4 (Change in circumstances) in relation to, an Optional Currency; or

(e) (other than by reason of negligence or default by a Finance Party) an Advance not being disbursed after a Borrower has delivered a Request for that Advance or not being prepaid in accordance with a notice of prepayment.

The Parent’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance. Without prejudice to the Parent’s obligations under this Clause 23.2, a Finance Party claiming an amount under this Clause 23.2 shall give the Parent reasonable particulars of how the amount claimed is calculated.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

24.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3	Calculations

Interest and the fees payable under Clause 20.1 (Commitment fee) and Clause 20.4 (Utilisation fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days, or, in the case of interest at the U.S. Swingline Rate or any interest payable on an amount denominated in Sterling, 365 days.

25.	AMENDMENTS AND WAIVERS

25.1	Procedure

(a) Subject to Clause 25.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Borrowers’ Agent and the Majority Banks. The Agent may effect, on behalf of the Banks, an amendment to which they have agreed.

(b) The Agent shall promptly notify the other Parties of any amendment or waiver effected in accordance with paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

25.2	Exceptions

An amendment or waiver which relates to:

(a) the definition of "Majority Banks" in Clause 1.1 (Definitions);

(b) an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents;

(c) an increase in a Bank’s Commitment;

(d) a change in the guarantee under Clause 14 (Guarantee) otherwise than in accordance with Clause 26.5 (Additional Guarantors) or Clause 14.9 (Removal of Guarantors);

(e) the incorporation of Additional Borrowers otherwise than in accordance with Clause 26.4 (Additional Borrowers);

(f) a term of a Finance Document which expressly requires the consent of each Bank; or

(g) Clause 29 (Pro Rata Sharing) or this Clause 25 (Amendments and Waivers),

may not be effected without the consent of each Bank.

Any amendment which affects the rights and obligations of the Agent, the euro Swingline Agent or the U.S. Swingline Agent may not be effected without the consent of that Party.

25.3	Waivers and remedies cumulative

The rights of each Party under the Finance Documents:

(a) may be exercised as often as necessary;

(b) are cumulative and not exclusive of its rights under the general law; and

(c) may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

25.4	Third Parties

Except as otherwise expressly provided in a Finance Document, the terms of a Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

26.	CHANGES TO THE PARTIES

26.1	Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

26.2	Transfers by Banks

(a) A Bank (the Existing Bank) may at any time assign, transfer or novate any of its rights and/or obligations under this Agreement to another person (the New Bank) provided that:

(i) the New Bank is a Qualifying Switzerland Lender;

(ii) in the case of a partial assignment, transfer or novation of rights and/or obligations, a minimum amount of U.S.$25,000,000 in aggregate (unless to an Affiliate or to a Bank) must be assigned, transferred or novated;

(iii) the Parent consents to the assignment, transfer or novation, (other than where the New Bank is another Bank or an Affiliate), such consent not to be unreasonably withheld or delayed where there is an Event of Default outstanding. The Parent will be deemed to have given its consent 14 days after the Parent is given notice of the request unless it is expressly refused by the Parent within that time;

	(iv)	in the case of an assignment, transfer or novation by a Swingline Bank, a portion of each Swingline Commitment of that Swingline Bank must also be assigned, transferred or novated to the extent necessary (if at all) to ensure that each Swingline Commitment of that Swingline Bank does not exceed its Commitment after the assignment, transfer or novation; and

	(v)	the Agent has completed all know your customer requirements relating to any person that it is required to carry out in relation to such assignment or transfer.

(b)	A transfer of obligations will be effective only if either:

	(i)	the obligations are novated in accordance with Clause 26.3 (Procedure for novations); or

	(ii)	the New Bank gives notice to the Borrowers’ Agent and confirms to the Agent and the Borrowers’ Agent that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank, and, in each case, provided that the requirements of paragraph (a) have been satisfied.

(c)	Nothing in this Agreement restricts the ability of a Bank to subcontract an obligation to another person (a sub-participant) if that Bank remains liable under this Agreement for that obligation, provided that:

	(i)	the sub-participant is, at the time of such a sub-participation, a Qualifying Switzerland Lender; and

	(ii)	any Bank who enters into such a sub-participation agreement in relation to this Agreement shall ensure that the sub-participant agrees (for the benefit of each Swiss Borrower):

		(A)	that it shall not further transfer or sub-contract its rights and interests under that sub-participation agreement, except to a person who is a Qualifying Switzerland Lender;

		(B)	to include a term identical to the provisions of this paragraph (c), mutatis mutandis, to bind any such further sub-participant and/or transferee.

(d)	On each occasion an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement (other than to an Affiliate), the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of £1,250.

(e)	An Existing Bank is not responsible to a New Bank for:

	(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

	(ii)	the collectability of amounts payable under any Finance Document; or

		(iii)	the accuracy of any statements (whether written or oral) made in connection with any Finance Document.

	(f)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

		(i)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

		(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

	(g)	Nothing in any Finance Document obliges an Existing Bank to:

		(i)	accept a re transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

		(ii)	support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

	(h)	Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

26.3	Procedure for novations

	(a)	A novation is effected if:

		(i)	the Existing Bank and the New Bank deliver to the Agent a duly completed certificate (a Novation Certificate), substantially in the form of Part 1 of Schedule 5, with such amendments as the Agent approves to achieve a substantially similar effect (which may be delivered by fax and confirmed by delivery of a hard copy original but the fax will be effective irrespective of whether confirmation is received); and

		(ii)	the Agent executes the Novation Certificate (which the Agent shall promptly do provided that the Agent is not obliged to execute a Novation Certificate until it has completed all know your customer requirements to its satisfaction).

	(b)	Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

	(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

		(i)	the Existing Bank and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

		(ii)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii) the rights of the Existing Bank against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv) the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

	(d)	If the effective date of a novation is after the date a Request is received by the Agent but before the date the requested Advance is disbursed to the relevant Borrower, the Existing Bank shall be obliged to participate in that Advance in respect of its discharged obligations notwithstanding that novation, and the New Bank shall reimburse the Existing Bank for its participation in that Advance and all interest and fees thereon up to the date of reimbursement (in each case to the extent attributable to the discharged obligations) within three Business Days of the Utilisation Date of that Advance.

	(e)	For the purposes of article 1278 and following of the Luxembourg Civil Code, each Party agrees that upon novation under this Clause 26, the guarantees created by the Finance Documents shall be preserved for the benefit of the New Bank and the Agent. A transfer by novation under a transfer certificate in the form of a Novation Certificate and Subclause 26.3 (Procedure for novations) is a novation (novation) within the meaning of article 1271 and following of the Luxembourg Civil Code.

26.4	Additional Borrowers

	(a)	If the Parent wishes any of its wholly-owned Subsidiaries permitted by the definition of "Additional Borrower" to become an Additional Borrower, then it may deliver to the Agent the documents listed in Part 2 of Schedule 2.

	(b)	On delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Parent, the Subsidiary concerned will become an Additional Borrower. However, it may not submit a Request until the Agent confirms to the other Finance Parties and the Parent that it has received all the documents referred to in paragraph (a) above in form and substance satisfactory to it.

	(c)	Delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Parent, constitutes confirmation by that Subsidiary and the Parent that the representations and warranties set out in Clause 15 (Representations and Warranties) to be made by them on the date of the Borrower Accession Agreement are correct, as if made by them with reference to the facts and circumstances then existing.

26.5	Additional Guarantors

	(a)	(i) Subject to paragraph (b) below, a wholly owned Subsidiary of the Parent may become an Additional Guarantor by delivering to the Agent a Guarantor Accession Agreement, duly executed by that company.

(ii) Upon execution and delivery of a Guarantor Accession Agreement, the relevant Subsidiary will become an Additional Guarantor.

(iii) The Parent shall procure that, at the same time as a Guarantor Accession Agreement is delivered to the Agent, there is also delivered to the Agent all those other documents listed in Part 3 of Schedule 2, in each case in form and substance satisfactory to the Agent.

(b) The execution of a Guarantor Accession Agreement constitutes confirmation by the Subsidiary concerned that the representations and warranties set out in Clause 15 (Representations and Warranties) to be made by it on the date of the Guarantor Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

26.6	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (in consultation with the Borrowers’ Agent) appoint another Bank or an Affiliate of a Bank which is not a Reference Bank to replace that Reference Bank.

26.7	Register

The Agent shall keep a register of all the Parties including in the case of Banks the details of their Facility Office notified to the Agent from time to time, and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

27.	DISCLOSURE OF INFORMATION

A Bank may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

(a) a copy of any Finance Document; and

(b) any information which that Bank has acquired under or in connection with any Finance Document,

provided that a Bank shall not disclose any such information to a person other than one of its Affiliates unless that person has provided to that Bank a confidentiality undertaking addressed to that Bank and the Borrowers’ Agent substantially in the form from time to time recommended by the Loan Markets Association or such other form as the Borrowers’ Agent may approve.

28.	SET-OFF

After an Event of Default which is continuing, a Finance Party may set off any matured obligation owed by an Obligor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

29.	PRO RATA SHARING

29.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 9 (Payments) (a recovery), then:

(a) the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

(b) the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 9 (Payments);

(c) subject to Clause 29.3 (Exception), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the redistribution) equal to the excess;

(d) the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 9 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 9.7 (Partial payments); and

(e) after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

29.2	Reversal of redistribution

If under Clause 29.1 (Redistribution):

(a) a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b) the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 29.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

29.3	Exception

A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 29.1(e) (Redistribution).

30.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

	(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

	(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

31.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

32.	NOTICES

32.1	Giving of notices

	(a)	All notices or other communications under or in connection with this Agreement shall be given in writing or by facsimile. Any such notice will be deemed to be given as follows:

(i) if in writing, when delivered; and

(ii) if by facsimile, when received.

However, a notice given in accordance with the above but received other than on a Business Day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place. Any notices sent by facsimile to the Agent are to be confirmed in writing (but may be relied upon by the Agent irrespective of receipt of such confirmation).

	(b)	Any notice or communication to be made or delivered to the Agent will only be effective when actually received by the Agent and then only if expressly marked for the attention of the department or office identified as part of its address details as provided under this Clause 32 (or any substitute department or office as the Agent shall specify for this purpose).

32.2	Addresses for notices

	(a)	The address and facsimile number of each Party (other than the Agent, the U.S. Swingline Agent, the euro Swingline Agent and the Borrowers’ Agent) for all notices under or in connection with this Agreement are:

(i) that notified by that Party for this purpose to the Agent on or before it becomes a Party; or

(ii) any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

	(b)	The address and facsimile numbers of the Agent are:

HSBC Bank plc Level 24, 8 Canada Square London E14 5HQ

Contact:	Corporate Trust and Loans Agency

Facsimile:	020 7991 4348

or such other as the Agent may notify to the other Parties by not less than five Business Days’ notice.

(c)	The address and facsimile numbers of the U.S. Swingline Agent are:

HSBC Bank USA, National Association One HSBC Centre 26th Floor Buffalo NY14203

	Contact:	Tricia Graham

	Telephone:	001 716 841 4071/4178

	Facsimile:	001 716 841 0269

With a copy to the Agent or such other as the U.S. Swingline Agent may notify to the other Parties by not less than five Business Days’ notice.

(d)	The address and facsimile numbers of the euro Swingline Agent are:

HSBC Bank plc Level 24, 8 Canada Square London E14 5HQ

	Contact:	Corporate Trust and Loans Agency

	Facsimile:	020 7991 4348

or such other as the euro Swingline Agent may notify to the other Parties by not less than five Business Days’ notice.

(e)	The addresses and facsimile numbers of the Borrowers’ Agent are:

Syngenta AG WRO – 1001.4.09 Schwarzwaldalle 215 PO Box CH-4002 Basel Switzerland

	Contact:	Group Treasurer

	Telephone:	00 41 61 323 91 47

	Facsimile:	00 41 61 323 54 33

or such other as the Borrowers’ Agent may notify to the other Parties by not less than five Business Days’ notice.

(f)	The Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this Clause.

33.	LANGUAGE

	(a)	Any notice given under or in connection with any Finance Document shall be in English.

	(b)	All other documents provided under or in connection with any Finance Document shall be:

		(i)	in English; or

		(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

34.	JURISDICTION

34.1	Submission

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

34.2	Service of process

Without prejudice to any other mode of service, each Obligor (other than an Obligor incorporated in England and Wales):

(a) irrevocably appoints Syngenta Limited of 30 Priestley Road, Surrey Research Park, Guildford, GU2 7YH as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document provided that any such proceedings are marked for the attention of the company secretary.

(b) agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned;

(c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 32.2 (Addresses for notices); and

(d) agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Agent is entitled to appoint such a person by notice to the Borrower’s Agent.

34.3	Forum convenience and enforcement abroad

Each Obligor:

(a) waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b) agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

34.4	Non-exclusivity

Nothing in this Clause 34 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a) in any other court of competent jurisdiction; or

(b) concurrently in more than one jurisdiction.

35.	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

PART 1

BORROWERS

Original Borrower	Jurisdiction of Incorporation

Syngenta Crop Protection AG	Switzerland

Syngenta Participations AG & Co SNC	Luxembourg

PART 2

GUARANTORS

Original Guarantor	Jurisdiction of Incorporation

Syngenta Luxembourg Finance (#2) S.c.A.	Luxembourg

Syngenta Wilmington Inc.	United States

 PART 3

BANKS AND COMMITMENTS

Bank	Column 2
	Commitments
	(U.S.$)
Citibank NA		123,000,000

HSBC Bank plc		123,000,000

Bank of America, N.A.		122,000,000

BBVA Ireland p.l.c.		122,000,000

BNP Paribas (Suisse) SA		122,000,000

Credit Suisse First Boston		122,000,000

Lloyds TSB Bank plc.		122,000,000

Mizuho Corporate Bank, Ltd.		122,000,000

The Royal Bank of Scotland plc		122,000,000

Deutsche Bank Luxembourg S.A.		80,000,000

Morgan Stanley Bank (in respect of Advances to be made to U.S. Borrowers) and
Morgan Stanley Bank International Limited (in respect of all other Advances), jointly		80,000,000

Standard Chartered Bank		80,000,000

UBS Limited		80,000,000

Westpac Banking Corporation		80,000,000

Total	U.S.$	1,500,000,000

PART 4

U.S. SWINGLINE BANKS AND U.S. SWINGLINE COMMITMENTS

U.S. Swingline Bank	U.S. Swingline
	Commitments
	U.S.$
Citibank NA		45,895,522.39

HSBC Bank plc		45,895,522.39

Bank of America, N.A.		45,522,388.06

BBVA Ireland p.l.c.		45,522,388.06

BNP Paribas (Suisse) SA		45,522,388.06

Credit Suisse First Boston, acting through its Cayman

Islands Branch		45,522,388.06

Lloyds TSB Bank plc.		45,522,388.06

Mizuho Corporate Bank, Ltd.		45,522,388.06

The Royal Bank of Scotland plc		45,522,388.06

Deutsche Bank Luxembourg S.A.		29,850,746.27

Morgan Stanley Bank (in respect of U.S. Swingline Advances to be made to U.S. Borrowers) and
Morgan Stanley Bank International Limited (in respect of all other U.S. Swingline Advances), jointly		29,850,746.27

UBS AG, Stamford Branch		29,850,746.27

Total	US$	500,000,000

PART 5

EURO SWINGLINE BANKS AND EURO SWINGLINE COMMITMENTS

Euro Swingline Bank	Euro Swingline
	Commitments
	U.S.$
Citibank NA		45,895,522.39

HSBC Bank plc		45,895,522.39

Bank of America, N.A.		45,522,388.06

BBVA Ireland p.l.c.		45,522,388.06

BNP Paribas (Suisse) SA		45,522,388.06

Credit Suisse First Boston		45,522,388.06

Lloyds TSB Bank plc.		45,522,388.06

Mizuho Corporate Bank, Ltd.		45,522,388.06

The Royal Bank of Scotland plc		45,522,388.06

Deutsche Bank Luxembourg S.A.		29,850,746.27

Morgan Stanley Bank (in respect of euro Swingline Advances to be made to U.S. Borrowers) and Morgan Stanley Bank International
Limited (in respect of all other euro Swingline Advances), jointly		29,850,746.27

UBS Limited		29,850,746.27

Total	US$	500,000,000

SCHEDULE 2

     CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST ADVANCE

1.	Original Obligors

1.1	A copy of the constitutional documents of the Original Obligors.

1.2	A copy of a resolution of the board of directors of the Original Obligors:

(a) approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute and, where applicable, deliver the Finance Documents to which it is a party;

(b) authorising a specified person or persons to execute and, where applicable, deliver the Finance Documents to which it is a party on its behalf; and

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including Requests) to be signed and/or despatched by it under or in connection with the Finance Documents;

1.3	a specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above;

1.4	a certificate of a director of the Parent confirming that the borrowing or guaranteeing of the Total Commitments in full would not cause any borrowing or guaranteeing limit (as applicable) binding on any Original Obligor to be exceeded; and

1.5	a certificate of an Authorised Signatory of the Parent certifying that each copy document specified in Part 1 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	Legal Opinion

2.1	A legal opinion of Allen & Overy LLP London in relation to English law.

2.2	A legal opinion of Allen & Overy LLP New York in relation to U.S. law.

2.3	A legal opinion of Allen & Overy Luxembourg in relation to Luxembourg law.

2.4	A legal opinion of Niederer Kraft & Frey in relation to Swiss law.

3.	Other documents

3.1	Original Group Accounts.

3.2	Evidence of prepayment and cancellation in full of the Existing Facility on or before the first Utilisation Date.

3.3	The latest audited annual financial statements for each Original Obligor (or, in the case of Syngenta Wilmington Inc, its latest financial statements) .

3.4	For any Original Obligor which is not incorporated under the laws of England and Wales, evidence that an agent for service of process in England (and which is acceptable to the Agent) has accepted its appointment.

3.5	Evidence that all fees and expenses then due and payable by the Obligors under the Finance Documents have been or will be paid on or before the first Utilisation Date.

3.6	A copy of any other authorisation or other document, opinion or assurance which the Agent notifies the Parent is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or for the validity and enforceability of any Finance Document.

PART 2

TO BE DELIVERED BY AN ADDITIONAL BORROWER

1.	A Borrower Accession Agreement, duly executed by the Additional Borrower and the Parent.

2.	A copy of the memorandum and articles of association and certificate of incorporation of the Additional Borrower.

3.	A copy of a resolution of the board of directors of the Additional Borrower:

(a) approving the terms of, and the transactions contemplated by, the Borrower Accession Agreement and resolving that it execute the Borrower Accession Agreement;

(b) authorising a specified person or persons to execute the Borrower Accession Agreement on its behalf; and

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including Requests) to be signed and/or despatched by it under or in connection with this Agreement.

4.	A copy of any other authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Borrower Accession Agreement or for the validity and enforceability of any Finance Document.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A certificate of a director of the Additional Borrower certifying that the borrowing of the Total Commitments in full would not cause any borrowing limit binding on it to be exceeded.

7.	The latest audited accounts of the Additional Borrower (if any).

8.	A legal opinion of Allen & Overy LLP, legal advisers to the Agent and, if applicable, other lawyers approved by the Agent in the place of incorporation of the Additional Borrower, addressed to the Finance Parties.

9.	A certificate of an Authorised Signatory of the Additional Borrower certifying that each copy document specified in Part 2 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Borrower Accession Agreement.

10.	For any Additional Borrower which is not incorporated under the laws of England and Wales, evidence that an agent for service of process in England (and which is acceptable to the Agent) has accepted its appointment.

PART 3

TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.	A Guarantor Accession Agreement, duly executed as a deed by the Additional Guarantor.

2.	A copy of the memorandum and articles of association and certificate of incorporation (or other equivalent constitutional documents) of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a) approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement and resolving that it execute the Guarantor Accession Agreement as a deed;

(b) authorising a specified person or persons to execute the Guarantor Accession Agreement as a deed; and

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents to be signed and/or despatched by it under or in connection with this Agreement.

4.	If the lawyers referred to in paragraph 10 below advise it to be necessary, a copy of a resolution, signed by all the holders of the issued or allotted shares in the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement.

5.	A copy of a resolution of the Board of Directors of each corporate shareholder in the Additional Guarantor:

(a) approving the terms of the resolution referred to in paragraph 4 above; and

(b) authorising a specified person or persons to sign the resolution on its behalf.

6.	A certificate of a director of the Additional Guarantor certifying that guaranteeing of the Total Commitments in full would not cause any borrowing limit binding on it to be exceeded.

7.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Guarantor Accession Agreement or for the validity and enforceability of any Finance Document.

8.	A specimen of the signature of each person authorised by the resolutions referred to in paragraphs 3 and 5 above.

9.	A copy of the latest audited accounts of the Additional Guarantor.

10.	A legal opinion of Allen & Overy LLP, legal advisers to the Agent, and, if applicable, other lawyers approved by the Agent in the place of incorporation of the Additional Guarantor addressed to the Finance Parties.

11.	A certificate of an Authorised Signatory of the Additional Guarantor certifying that each copy document specified in Part 3 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantor Accession Agreement.

12.	For any Additional Guarantor which is not incorporated under the laws of England and Wales, evidence that an agent for service of process in England (and which is acceptable to the Agent) has accepted its appointment.

SCHEDULE 3

CALCULATION OF THE MANDATORY COST

1.	General

(a)	The Mandatory Cost is to compensate a Bank for the cost of compliance with:

(i) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii) the requirements of the European Central Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Bank in the relevant Advance) of the rates for the Banks calculated by the Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

(d)	The Agent must distribute each amount of Mandatory Cost among the Banks on the basis of the rate for each Bank.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Bank lending from a Facility Office in the U.K.

(a)	The relevant rate for a Bank lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for an Advance in Sterling:

AB + C(B – D) + E x 0.01
per cent. per annum
100 – (A + C)

for any other Advance:

Ex 0.01
per cent. per annum
300

where on the day of application of the formula:

A	is the percentage of that Bank's eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is the percentage rate of LIBOR for the relevant Term;

C	is the percentage (if any) of that Bank's eligible liabilities which the Bank of England requires it to place as an interest bearing special deposit;

D	is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

	E	is calculated by the Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

	(i)	eligible liabilities and special deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1988 or (as appropriate) by the Bank of England;

	(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

	(iii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

	(iv)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	(i)	In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

	(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	If requested by the Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)	Each Bank must supply to the Agent the information required by it to make a calculation of the rate for that Bank. In particular, each Bank must supply the following information on or prior to the date on which it becomes a Bank:

(i) the jurisdiction of its Facility Office; and

(ii) any other information that the Agent reasonably requires for that purpose.

Each Bank must promptly notify the Agent of any change to the information supplied to it under this paragraph.

(f)	The percentages of each Bank for the purposes of A and C above and the rates of charge of each Reference Bank for the purpose of E above are determined by the Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Bank notifies the Agent to the contrary, the Agent may assume that the Bank's obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)	The Agent has no liability to any Party if its calculation over or under compensates any Bank. The Agent is entitled to assume that the information provided by any Bank or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Bank lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Bank lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Bank to the Agent. This percentage rate per annum must be certified by that Bank in its notice to the Agent as its reasonable determination of the cost (expressed as a percentage of that Bank's share in all Advances made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Facility Office.

(b)	If a Bank fails to specify a rate under paragraph (a) above, the Agent will assume that the Bank has not incurred any such cost.

4.	Changes

(a)	The Agent may, after consultation with the Parent and the Banks, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i) any change in law or regulation; or

(ii) any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)	If the Agent, after consultation with the Parent, determines that the Mandatory Cost for a Bank lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 4

FORM OF REQUEST

To:	[HSBC BANK plc/HSBC BANK USA, National Association] as [Agent/U.S. Swingline Agent/ euro Swingline Agent *]

From:	[BORROWER]

Date: [ ]

Syngenta AG – U.S.$[1,500,000,000] Revolving Credit Agreement dated [ ], 2004

1.	We wish to utilise the Revolving Credit Facility and/or the Swingline Facility* by way of Advances*/Swingline Advances* as follows:

(a)	Utilisation Date:	Revolving Credit Facility:	[ ]*
		U.S. Swingline Facility:	[ ]*
		euro Swingline Facility:	[ ]*

(b)	Requested Amount (including currency):	Revolving Credit Facility:	[ ]*
		U.S. Swingline Facility:	[ ]*
		euro Swingline Facility:	[ ]*

(c)	Term:	Revolving Credit Facility:	[ ]*
		U.S. Swingline Facility:	[ ]*
		euro Swingline Facility:	[ ]*

(d)	Payment Instructions:	Revolving Credit Facility:	[ ]*
		U.S. Swingline Facility:	[ ]*
		euro Swingline Facility:	[ ]*

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request and this Advance would not cause any borrowing limit binding on us to be exceeded.

By:

[BORROWER] Authorised Signatory

*Delete as appropriate

SCHEDULE 5

FORMS OF ACCESSION DOCUMENTS

PART 1

NOVATION CERTIFICATE

To:	[HSBC BANK plc] as Agent

From:	[THE EXISTING BANK] and [THE NEW BANK]

Date: [ ]

Syngenta AG– U.S.$[1,500,000,000] Revolving Credit Agreement dated [ ], 2004

We refer to Clause 26.3 (Procedure for novations).

1	We [ ] (the Existing Bank) and [ ] (the New Bank) agree to the Existing Bank and the New Bank novating all the Existing Bank's rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations).

2	The specified date for the purposes of [Clause 26.3(c) (Procedure for novations)] is [date of novation].

3	The Facility Office and address for notices of the New Bank for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

4	This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Details of the rights and obligations of the Existing Bank to be novated].

[New Bank]
[Facility Office	Address for notices]
[Existing Bank]	[New Bank]	[ ]
By:	By:	By:
Date:	Date:	Date:

PART 2

BORROWER ACCESSION AGREEMENT

To:	[HSBC BANK plc ] as Agent

From:	[PROPOSED BORROWER] and Syngenta AG

[Date]

Syngenta AG – U.S.$[1,500,000,000] Revolving Credit Agreement
dated [              ], 2004 (the Credit Agreement)
We refer to Clause 26.4 (Additional Borrowers).

[Name of company] of [Registered Office] (Registered no. [                ]) (the Proposed Borrower) agrees to become an Additional Borrower and to be bound by the terms of the Credit Agreement as an Additional Borrower in accordance with Clause 26.4 (Additional Borrowers).

The address for notices of the Proposed Borrower for the purposes of Clause 32.2 (Addresses for notices) is:

[                                                            ]

This Agreement is governed by English law.

By:

[PROPOSED BORROWER]
Authorised Signatory

By:

SYNGENTA AG
Authorised Signatory

PART 3

GUARANTOR ACCESSION AGREEMENT

To:	[HSBC BANK plc] as Agent

From:	[PROPOSED GUARANTOR]

Date: [ ]

Syngenta AG – U.S.$[1,500,000,000] Revolving Credit Agreement
dated [            ], 2004 (the Credit Agreement)

We refer to Clause 26.5 (Additional Guarantors).

We, [name of company] of [Registered Office] (Registered no. [           ]) agree to become an Additional Guarantor and to be bound by the terms of the Credit Agreement as an Additional Guarantor in accordance with Clause 26.5 (Additional Guarantors).

Our address for notices for the purposes of Clause 32.2 (Addresses for notices) is:

[
]

This Deed is governed by English law.

Executed as a deed by	)	Director
[PROPOSED GUARANTOR]	)
acting by	)	Director/Secretary
And	)

SIGNATORIES
Parent

SYNGENTA AG

By: BERNARD BOLLAG	DAMIAN HELLER

Original Borrowers

SYNGENTA CROP PROTECTION AG

By: PETER SCHREINER	DAMIAN HELLER

SYNGENTA PARTICIPATIONS AG & CO SNC

By: BERNARD BOLLAG	PETER SCHREINER

Original Guarantors

SYNGENTA LUXEMBOURG FINANCE (#2) S.C.A.

By: BERNARD BOLLAG	PETER SCHREINER

SYNGENTA WILMINGTON INC.

By: HENRY GRAEF

Mandated Lead Arrangers

CITIGROUP GLOBAL MARKETS LIMITED

By: PETER BROWN

HSBC BANK plc

By: ED FLANDERS

BANK OF AMERICA, N.A.

By: SIMON LINDOW

BBVA IRELAND P.L.C.

By: PABLO VALLEJO

BNP PARIBAS (SUISSE) SA

By: KNUT ESPELER	E. HÄRKEGARD

CREDIT SUISSE FIRST BOSTON

By: GARRETT LYNSKEY	SERGIO DI LIETO

LLOYDS TSB BANK PLC.

By: COLIN BUTCHER

MIZUHO CORPORATE BANK, LTD.

By: PETER ELWELL

THE ROYAL BANK OF SCOTLAND PLC

By: BRIAN ROWLEY

Co-Arrangers

DEUTSCHE BANK LUXEMBOURG S.A.

By: S. SCHEINER

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By: JOCELYN MAGTOTO

STANDARD CHARTERED BANK

By: SIMON WILLIAMS	TONY BEFORD

UBS LIMITED

By: LUKE JAGGAR	J. CAMPBELL

WESTPAC BANKING CORPORATION ABN 33007457141

By: ALAN JOHNSON

Banks

CITIBANK NA, LONDON

By: PETER BROWN

HSBC BANK PLC

By: MARK HEPTINSTALL

BANK OF AMERICA, N.A.

By: SIMON LINDOW

BBVA IRELAND P.L.C.

By: PABLO VALLEJO

BNP PARIBAS (SUISSE) SA

By: KNUT ESPELER	E. HÄRKEGARD

CREDIT SUISSE FIRST BOSTON

By: GARRETT LYNSKEY	SERGIO DI LIETO

LLOYDS TSB BANK PLC.

By: COLIN BUTCHER

MIZUHO CORPORATE BANK, LTD.

By: PETER ELWELL

THE ROYAL BANK OF SCOTLAND PLC

By: BRIAN ROWLEY

DEUTSCHE BANK LUXEMBOURG S.A.

By: S. SCHEINER

MORGAN STANLEY BANK

By: JOCELYN MAGTOTO

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By: JOCELYN MAGTOTO

STANDARD CHARTERED BANK

By: SIMON WILLIAMS	TONY BEDFORD

UBS LIMITED

By: LUKE JAGGAR	J. CAMPBELL

UBS AG, STAMFORD BRANCH

By: WILFRED V. SAINT	SALLOZ SIKKA

WESTPAC BANKING CORPORATION ABN 33007457141

By: ALAN JOHNSON

Agent

HSBC BANK plc

By: MARK HEPTINSTALL

U.S. Swingline Agent

HSBC BANK USA, National Association

By: MARK HEPTINSTALL

euro Swingline Agent

HSBC BANK plc

By: MARK HEPTINSTALL